UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )
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SKILLSOFT PUBLIC LIMITED COMPANY
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SKILLSOFT PUBLIC LIMITED COMPANY

(REGISTERED IN IRELAND — NO. 148294)

NOTICE OF ANNUAL GENERAL MEETING

Notice is Hereby Given that the ANNUAL GENERAL MEETING of SkillSoft Public Limited Company (“SkillSoft”), a company incorporated under the laws of Ireland, will be held at the offices of Maples and Calder, Solicitors, 75 St. Stephens Green, Dublin 2, Ireland on September 24, 2008, at 8:30 a.m., local time (the “Meeting”), for the purpose of transacting the following business:

ORDINARY BUSINESS

1.  To receive and consider the consolidated financial statements of SkillSoft for the financial year ended January 31, 2008 and the Report of the Directors and Auditor thereon. (Resolution 1)

2.  By separate resolutions to re-elect as directors the following persons, each of whom retires by rotation and, being eligible, offers himself for re-election in accordance with our Articles of Association.

(A) Mr. Charles E. Moran (Resolution 2(A))

(B) Dr. Ferdinand von Prondzynski (Resolution 2(B))

3.  To authorize the Audit Committee of the Board of Directors to fix the remuneration of SkillSoft’s auditor for the fiscal year ending January 31, 2009. (Resolution 3)

SPECIAL BUSINESS

4.  To consider and, if thought fit, to pass the following resolution, which will be proposed as a special resolution.

THAT, subject to compliance with all applicable laws:

(a) amendments (the “Amendment”) to the share purchase agreement, dated as of April 9, 2008 among SkillSoft, CBT (Technology) Limited and SkillSoft Finance Limited (each, a subsidiary of SkillSoft) and Credit Suisse Securities (USA) LLC (the “Agreement”) relating to the right to purchase shares of SkillSoft by SkillSoft and/or CBT (Technology) Limited and/or SkillSoft Finance Limited and/or any other subsidiary of SkillSoft nominated by SkillSoft under the Agreement (each, a “Nominated Subsidiary”), increasing the number of SkillSoft’s ordinary shares (represented by American Depositary Shares (“ADSs”)) that may be repurchased under the Agreement from 10,000,000 to up to an aggregate of 25,000,000 of SkillSoft’s ordinary shares represented by ADSs (subject to adjustment as provided for in the Agreement) and extending the duration of the Agreement to March 23, 2010, a copy of which Amendment (together with the Agreement) has been available for inspection by the members of SkillSoft in accordance with Section 213(5) of the Companies Act 1990 (the “1990 Act”), be and the same is hereby approved and authorized for the purposes of Part XI of the 1990 Act; and

(b) that the authority granted in respect of the Agreement by special resolution on April 8, 2008 be and is hereby renewed in light of the Amendment for a further period up to the close of business on March 23, 2010;

provided that the authority hereby granted and renewed shall expire at the close of business on March 23, 2010 unless previously renewed, varied or revoked in accordance with Section 213 of the 1990 Act. SkillSoft and/or CBT (Technology) Limited and/or SkillSoft Finance Limited and/or any Nominated Subsidiary shall be entitled under such authority or under any renewal thereof to enter into, at any time prior to the expiry of such authority, a contract of purchase, which would or might be wholly or partially executed after such expiry and may complete any such contract as if the authority hereby conferred had not expired. All ordinary shares (represented by ADSs) purchased by SkillSoft pursuant to the Agreement, as so amended (the “Amended Agreement”) shall either be cancelled upon their purchase or held as treasury shares at the option of SkillSoft’s Board of Directors. All ordinary shares (represented by ADSs) purchased by any Nominated Subsidiary pursuant to the Amended Agreement shall, for the purposes of the consolidated accounts prepared by SkillSoft, be treated in the same manner as treasury shares, the subsidiary shall not be entitled to exercise any voting rights in respect of any such shares and the profits of such subsidiary available for distribution will be restricted by an amount equal to the total cost of such shares. For the purposes of this resolution “subsidiary” shall have the meaning ascribed to it in Section 155 of the Companies Act 1963 as extended by Regulation 4 of the European Communities (Public Limited Companies Subsidiaries) Regulations 1997. (Resolution 4)

To conduct any other ordinary business as may properly come before the Meeting.

By Order of the Board

Charles E. Moran
Chairman and Chief Executive Officer

[August 4], 2008

Registered Office:
Belfield Office Park
Clonskeagh
Dublin 4
Ireland

NOTES:

1.  The foregoing items of business are more fully described and explained in the proxy statement accompanying this Notice — in particular, beginning on page 33. You are urged to read the proxy statement carefully.

2.  Those holders of ordinary shares whose names appear in the Register of Members of SkillSoft (“Members”) on the date the proxy statement is dispatched to shareholders are entitled to receive notice of the Meeting or any adjournment of the Meeting. In addition, Members on the date of the Meeting are entitled to attend and vote at the Meeting and any adjournment of the Meeting. Members may obtain directions to the location of the Meeting by contacting SkillSoft PLC at: 603-324-3000.

3.  Holders of SkillSoft’s ADSs may not vote at the Meeting; however, The Bank of New York Mellon, as depositary for the ordinary shares underlying and represented by the ADSs, has the right to vote all of the ordinary shares represented by ADSs, subject to certain limitations described in the proxy statement. Voting of the ADSs is more fully described in the proxy statement accompanying this Notice. The Bank of New York Mellon has set July 30, 2008, which is the same date as the record date set by SkillSoft (for holders of ADSs), as the record date for the determination of those holders of American Depositary Receipts representing such ADSs entitled to give instructions for the exercise of voting rights at the Meeting or any adjournment of the Meeting.

4.  A Member entitled to attend and vote at the Meeting may appoint a proxy or proxies to attend, speak and vote in his, her or its place. A proxy does not need to be a Member of SkillSoft. To be valid, proxy forms must be deposited with SkillSoft’s Registrars, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not less than 48 hours before the time appointed for the holding of the Meeting (not later than 8:30 am on September 22, 2008) or adjourned Annual General Meeting. A Member is not precluded from attending the Meeting and from speaking or voting at the Meeting even if the Member has completed a proxy form. In the event that the Meeting is adjourned to a date that is less than seven days after the date of the Meeting, the proxy forms may be deposited with SkillSoft’s Secretary at the commencement of the adjourned meeting.

5.  The Register of Directors’ Interests and particulars of directors’ transactions in the share capital of SkillSoft and its subsidiary companies required to be kept under section 59 of the Companies Act, 1990 will be available for inspection at the Meeting from 8:15 a.m. until the conclusion of the Meeting. Otherwise they will be available for inspection at the registered office of SkillSoft during normal business hours on any weekday (Saturdays, Sundays and Irish public holidays excluded) from the date of this Notice until the date of the Meeting.

6.  A copy of the proposed Amendment (together with the share purchase agreement) will be on display at the registered office of SkillSoft and available for inspection by Members for the 21 days immediately preceding the Meeting, and will be available for inspection at the Meeting.

7.  All currency referenced in this proxy statement is represented in U.S. dollars, unless otherwise indicated.

YOUR VOTE IS IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

i

SKILLSOFT PUBLIC LIMITED COMPANY

Belfield Office Park
Clonskeagh
Dublin 4, Ireland

PROXY STATEMENT

GENERAL INFORMATION CONCERNING THE ANNUAL GENERAL MEETING

General

The enclosed proxy is solicited on behalf of SkillSoft Public Limited Company for use at the Annual General Meeting of Shareholders to be held on September 24, 2008 at the offices of Maples and Calder, Solicitors, 75 St. Stephens Green, Dublin 2, Ireland at 8:30 a.m., local time, and at any adjournment of the Annual General Meeting, for the purposes set forth in the accompanying Notice of Annual General Meeting.

In this proxy statement, we refer to SkillSoft PLC as “SkillSoft”, “we” and “us.”

We are making our proxy materials available over the Internet on or about [August 8, 2008]. In addition, on or about [August 8, 2008], we began mailing a notice of the availability of proxy materials to ADS holders and began mailing printed copies of the proxy materials to our Members and to ADS holders who have requested printed copies. If you are an ADS holder and you received a notice by mail of the availability of proxy materials over the Internet, you will not receive a printed copy of the proxy materials in the mail unless you request a copy.

A copy of our annual report on Form 10-K for the fiscal year ended January 31, 2008, as filed with the SEC, including financial statements and schedules, but excluding exhibits, will be furnished without charge to any shareholder upon request to: SkillSoft PLC, 107 Northeastern Boulevard, Nashua, New Hampshire 03062, USA, Attn: Investor Relations.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on September 24, 2008:

This proxy statement is available for viewing, printing and downloading at [www.[     ]]

Record Date

Record Date for Holders of our Ordinary Shares.  Holders of our ordinary shares, or Members, whose names appear in the Register of Members maintained by our registrars, Computershare Investor Services (Ireland) Limited, on the date the proxy statement is mailed to Members are entitled to receive notice of the Annual General Meeting or any adjournment of the Annual General Meeting. In addition, any person who is a Member on the date of the Annual General Meeting is entitled to attend and vote at the Annual General Meeting and any adjournment of the Annual General Meeting.

Record Date for Holders of our ADSs.  The Bank of New York Mellon, as the registrar and transfer agent for our ADSs, as well as the depositary for the ordinary shares represented by the ADSs, has fixed the close of business on July 30, 2008, which date is the same as the record date set by us, as the record date for determining the ADS holders entitled to give instructions for the exercise of voting rights at the Annual General Meeting and any adjournment of the Annual General Meeting.

As of July 30, 2008, there were [          ] of our ordinary shares, par value €0.11 per share, issued and outstanding held by approximately [          ] holders of record. As of July 30, 2008, there were [          ] of our ADSs issued and outstanding. Each ADS represents one ordinary share. The ADSs are quoted on the NASDAQ Global Market under the symbol “SKIL.” As of July 30, 2008, there were approximately [          ] registered holders of our ADSs. The ordinary shares represented by the ADSs are owned of record by BNY (Nominees) Limited on behalf of The Bank of New York Mellon.

Quorum

To conduct business at the Annual General Meeting, a quorum must be present. Our Articles of Association provide that the presence at an Annual General Meeting, either in person or by proxy, of three (3) persons entitled to vote at the Annual General Meeting, who together hold not less than one-third of our voting share capital in issue, each being a Member or a proxy for a Member or a duly authorized representative of a corporate Member, constitutes a quorum for the transaction of business. We will treat ordinary shares represented by a properly signed and returned proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for a vote) as present at the meeting for the purposes of determining the presence or absence of a quorum for the transaction of business.

Voting of Ordinary Shares

Generally.  Votes may be given at the Annual General Meeting either personally or by proxy. Voting at the Annual General Meeting will be by a show of hands, unless a poll (a count of the number of shares voted) is duly demanded. On a show of hands, each Member present in person and every proxy shall have one vote, provided, that no individual shall have more than one vote, and, on a poll, each Member shall have one vote for each share of which he, she or it is the registered holder. Where there is a tie, whether on a show of hands or on a poll, the chair of the meeting is entitled to a casting vote in addition to any other vote he may have. A poll may, subject to the provisions of the Companies Acts 1963 to 2006 of Ireland, be demanded by: (i) the chair of the meeting, (ii) at least three Members present (in person or by proxy) having the right to attend and vote at the meeting, (iii) any Member or Members present (in person or by proxy) representing in the aggregate not less than one-tenth of the total voting rights of all the Members having the right to attend and vote at the meeting or (iv) a Member or Members present (in person or by proxy) holding our shares conferring the right to attend and vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. On a poll, a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way.

Proxies.  Ordinary shares represented by a properly signed and dated proxy will be voted at the Annual General Meeting in accordance with instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR approval of each of the proposals presented at the Annual General Meeting as more fully described in this proxy statement. Subject to any limitations imposed by law, a proxy holder may vote the proxy in his or her discretion as to any other matter which may properly come before the Annual General Meeting.

Abstentions.  A properly executed proxy marked ABSTAIN will be counted as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the Annual General Meeting. An abstention will not have an effect on the vote for any of the proposals to be voted upon at the meeting. Shares held by Members who abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the proposals to be acted on at the Annual General Meeting.

Voting of ADSs

Generally.  Holders of ADSs may not vote at the Annual General Meeting. The Bank of New York Mellon has the right, subject to certain limitations set forth in the Deposit Agreements among SkillSoft, The Bank of New York Mellon and the owners and beneficial owners of ADSs, to vote all of our ordinary shares represented by ADSs. Under the terms of the Deposit Agreements, however, The Bank of New York Mellon is required to cast its votes with respect to those ordinary shares for which it receives instructions from the holders of the ADSs representing such ordinary shares in accordance with the instructions received.

Record Date; Notice of Annual General Meeting.  Under the terms of the Deposit Agreements, whenever The Bank of New York Mellon receives notice of any meeting of holders of ordinary shares, The Bank of New York Mellon is required to fix a record date, which shall be the record date, if any, established by us for the purpose of such meeting or, if different, as close to the date established by us as practicable, for the determination of the owners of ADSs who will be entitled to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreements.

Upon receipt of notice of any of our meetings or the solicitation for consents or proxies from the holders of ordinary shares, The Bank of New York Mellon is required, if so requested in writing by us, as soon as practicable thereafter, to mail to all owners of ADSs a notice, the form of which shall be in the sole discretion of The Bank of New York Mellon, containing:

•	the information contained in the notice of meeting received by The Bank of New York Mellon from us;

•	a statement that the owners of ADSs at the close of business on a specified record date are entitled, subject to any applicable provisions of Irish law and our Articles of Association, to instruct The Bank of New York Mellon as to the exercise by The Bank of New York Mellon of the voting rights, if any, pertaining to the number of ordinary shares represented by their respective ADSs;

•	a statement that owners of ADSs who instruct The Bank of New York Mellon as to the exercise of their voting rights will be deemed to have instructed The Bank of New York Mellon or its authorized representative to call for a poll with respect to each matter for which instructions are given, subject to any applicable provisions of Irish law and our Articles of Association; and

•	a statement as to the manner in which the instructions may be given, including an express indication that instructions may be given or deemed to be given in accordance with the next paragraph, and if no instruction is received, to The Bank of New York Mellon to give a discretionary proxy to a person designated by us.

Voting of Ordinary Shares Underlying ADSs.  Upon the written request of an owner of ADSs on the record date, received on or before the date established by The Bank of New York Mellon for the purpose of such meeting, The Bank of New York Mellon will, insofar as practicable, vote or cause to be voted the number of ordinary shares represented by such ADSs in accordance with the instructions set forth in such request. Accordingly, pursuant to our Articles of Association and applicable Irish law, The Bank of New York Mellon will cause its authorized representative to attend each meeting of holders of ordinary shares and (if necessary) call for a poll as instructed for the purpose of effecting such vote. The Bank of New York Mellon will not vote or attempt to exercise the rights to vote that attach to the ordinary shares other than in accordance with such instructions or deemed instructions.

ADSs purchased by us or our subsidiaries under our share purchase program cannot be voted.

Discretionary Proxies.  The Deposit Agreements provide that if no instructions are received by The Bank of New York Mellon from any owner of ADSs with respect to any of the ordinary shares represented by the ADSs on or before the date established by The Bank of New York Mellon for the purpose of such meeting, The Bank of New York Mellon will deem such owner of ADSs to have instructed The Bank of New York Mellon to give a discretionary proxy to a person designated by us with respect to such ordinary shares and The Bank of New York Mellon will give a discretionary proxy to a person designated by us to vote such ordinary shares, under circumstances and according to the terms as set forth in the Deposit Agreements. However, no such instructions will be deemed given and no such discretionary proxy will be given if we notify The Bank of New York Mellon, and we have agreed to provide such notice as promptly as practicable in writing, that the matter to be voted upon is one of the following:

•	a matter not submitted to shareholders by means of a proxy statement comparable to that specified in Schedule 14A promulgated by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the subject of a counter-solicitation, or is part of a proposal made by a shareholder which is being opposed by our management (i.e., a contest);

•	relates to a merger or consolidation in limited circumstances involving a merger between SkillSoft and a wholly-owned subsidiary;

• involves rights of appraisal;

• authorizes mortgaging of property;

• authorizes or creates indebtedness or increases the authorized amount of indebtedness;

•	authorizes or creates preference shares or increases the authorized amount of existing preference shares;

•	alters the terms or conditions of any shares then outstanding or existing indebtedness;

•	involves the waiver or modification of preemptive rights, except when the proposal is to waive such rights for ordinary shares being offered under share option or purchase plans involving the additional issuance of not more than 5% of our outstanding ordinary shares;

•	alters voting provisions or the proportionate voting power of a class of shares, or the number of its votes per share, except where cumulative voting provisions govern the number of votes per share for election of directors and the proposal involves a change in the number of directors by not more than 10% or not more than one;

•	changes existing quorum requirements for shareholder meetings;

•	authorizes the issuance of ordinary shares, or options to purchase ordinary shares, to our directors, officers, or employees in an amount which exceeds 5% of the total amount of the class outstanding. However, when a plan is amended to extend its duration, we shall factor into the calculation the number of ordinary shares that remain available for issuance, the number of ordinary shares subject to outstanding options and any ordinary shares being added. Should there be more than one plan being considered at the same meeting, all ordinary shares will be aggregated;

•	authorizes (a) a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of our average annual income before taxes for the preceding five years, or (b) the amendment of an existing plan which would bring the annual costs above 10% of such average annual income before taxes. Should there be more than one plan being considered at the same meeting, all costs are aggregated; exceptions may be made in cases of: (1) retirement plans based on agreement or negotiations with labor unions or which have been or are to be approved by such unions, and (2) any related retirement plan for the benefit of non-union employees having terms substantially equivalent to the terms of such union-negotiated plan, which is submitted for action of shareholders concurrently with such union-negotiated plan;

•	changes our purposes or powers to an extent which would permit us to change to a materially different line of business and our stated intention is to make such a change;

•	authorizes the acquisition of property, assets or a company, where the consideration to be given has a fair value of 20% or more of the market value of our previously outstanding ADSs and ordinary shares;

•	authorizes the sale or other disposition of 20% or more of our assets or earning power as measured prior to the closing of the transactions;

•	authorizes a transaction which is not in the ordinary course of business in which an officer, director or substantial security holder of SkillSoft has a direct or indirect interest; or

•	reduces our earned surplus by 51% or more, or reduces earned surplus to an amount less than the aggregate of three years’ ordinary share dividends computed at the current dividend rate.

Each proposal to be acted upon at the Annual General Meeting is a matter for which The Bank of New York Mellon may deem that instruction has been given for The Bank of New York Mellon to give a discretionary proxy to a person designated by us where no instruction is received. Therefore, The Bank of New York Mellon will give a discretionary proxy to a person designated by us to vote such ordinary shares for which no instruction has been given.

Inspection of Reports.  The Bank of New York Mellon will make available for inspection by the owners of ADSs at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both (a) received by The Bank of New York Mellon as the holder of the ordinary shares and (b) generally made available to the holders of ordinary shares. The Bank of New York Mellon will also send to the owners of ADSs copies of such reports when furnished by us pursuant to the Deposit Agreements.

Expenses of Solicitation of Proxies

We will pay the cost of preparing, assembling, posting on the designated website, printing and mailing the proxy statement, the Notice of Annual General Meeting and the form of proxy, as well as the cost of soliciting proxies relating to the Annual General Meeting. Following the original mailing or posting on the designate website of the proxies and other solicitation materials, we will request banks, brokers, dealers and voting trustees or other nominees, including The Bank of New York Mellon in the case of the ADSs, to solicit their customers who are owners of shares listed of record and names of nominees, and will reimburse them for reasonable out-of-pocket expenses of such solicitation.

In addition to solicitation by mail, directors, officers and key employees of SkillSoft may solicit proxies in person or by telephone, telegram or other means of communications. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

Revocability of Proxies

You may revoke your proxy before it is voted by:

•	providing written notice before the meeting that you have revoked your proxy by mail or facsimile to:

•	If you are a holder of our ordinary shares: Computershare Investor Services (Ireland) Limited P.O. Box 954 Heron House Corrig Road Sandyford Industrial Estate Dublin 18, Ireland Fax: +353 1 2163183

•	If you are a holder of our ADSs: The Bank of New York Mellon 101 Barclay Street New York, New York 10286 Attention: Maura Keyes Fax: 212-571-3050

•	submitting a new signed proxy with a later date to us, if you are a holder of ordinary shares, or to The Bank of New York Mellon, if you are a holder of ADSs; or

•	if you are a holder of ordinary shares, attending the Annual General Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of July 31, 2008, with respect to the beneficial ownership of our ADSs by:

• each person known to SkillSoft to own beneficially more than 5% of our outstanding securities;

• each director;

• our named executive officers; and

• the current directors and executive officers of SkillSoft as a group.

The number of ADSs beneficially owned by each 5% shareholder, director or executive officer is determined under rules of the SEC. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any ADSs representing the ordinary shares which the individual has the right to acquire on or before September 29, 2008 through the exercise of share options, and any reference in the footnotes to this table to shares subject to share options refers only to share options that are so exercisable. For purposes of computing the percentage of outstanding ADSs held by each person or entity, any shares which that person or entity has the right to acquire on or before September 29, 2008 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

As of July 31, 2008, we had [113,402,535] ordinary shares outstanding. Our shareholders may elect to hold their respective shares of our outstanding securities in the form of ordinary shares or ADSs. In addition, holders of options to purchase ordinary shares of SkillSoft may, upon exercise of their options, elect to receive such ordinary shares in the form of ADSs. The 5% shareholders, directors and executive officers identified in the following table hold their respective shares of SkillSoft outstanding securities in the form of ADSs.

	Amount and Nature of
	Beneficial Ownership
Name and Address		Percentage
of Beneficial Owner	ADSs	Owned

5% Shareholders
Columbia Wanger Asset Management, L.P.(1)	22,174,500	19.6
Westfield Capital Management Company LLC(2)	8,312,699	7.4
Wells Fargo & Company(3)	7,078,591	6.3
Capital World Investors(4)	6,500,000	5.8
Directors
Charles E. Moran(5)	2,929,320	2.5%
James S. Krzywicki(6)	175,500	*
Stewart K.P. Gross(7)	77,500	*
Ferdinand von Prondzynski(8)	62,510	*
P. Howard Edelstein(9)	62,500	*
William F. Meagher, Jr.(10)	53,500	*
Other Named Executive Officers
Jerald A. Nine, Jr.(11)	1,488,642	1.3%
Mark A. Townsend(12)	1,465,941	1.3%
Thomas J. McDonald(13)	1,537,604	1.3%
Colm M. Darcy(14)	262,389	*
All current directors and executive officers as a group (11 persons)(15)	8,225,718	6.88

*	Less than 1%

(1)	On January 29, 2008, Columbia Wanger Asset Management, L.P. (“WAM”) filed Amendment No. 7 to Schedule 13G with the SEC reporting beneficial ownership with respect to 22,174,500 ADSs, consisting of 20,774,500 ADSs for which WAM has sole voting power, 1,400,000 for which WAM has shared voting power and 22,174,500 ADSs for which WAM has sole dispositive power. This information is reported in reliance on such filing. WAM is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. The shares reported include the shares held by Columbia Acorn Trust (“Acorn”), a Massachusetts business trust that is a discretionary client of WAM. Acorn holds 17.1% of our shares. WAM and Acorn file jointly pursuant to a Joint Filing Agreement dated January 29, 2008 among WAM and Acorn. The address of WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(2)	On January 10, 2008, Westfield Capital Management, Co., LLC (“Westfield Capital”) filed Amendment No. 4 to Schedule 13G with the SEC reporting beneficial ownership with respect to 8,312,699 ADSs, consisting of 5,682,758 ADSs for which Westfield Capital has sole voting power and 8,312,699 ADSs for which Westfield Capital has sole dispositive power. This information is reported in reliance on such filing. None of these shares are owned of record by Westfield Capital, and are owned of record by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital as an investment advisor. Westfield Capital is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. Westfield Capital

disclaims any beneficial interest in such shares. The address of Westfield Capital is 1 Financial Center, Boston, Massachusetts 02111.

(3)	On February 6, 2008, Wells Fargo & Company (“Wells Fargo”) filed a Schedule 13G with the SEC reporting beneficial ownership with respect to 7,078,591 ADSs, consisting of 5,082,271 ADSs for which Wells Fargo has sole voting power and 7,078,591 ADSs for which Wells Fargo has sole dispositive power. This information is reported in reliance on such filing. Wells Fargo is a holding company in accordance with Rule 13d-1(b)(1)(ii) under the Exchange Act. The shares reported include the shares held by Wells Capital Management Incorporated (“Wells Capital”), a subsidiary of Wells Fargo. Wells Capital holds 5.1% of our shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94163.

(4)	On February 11, 2008, Capital World Investors (“Capital World”), a division of Capital Research and Management Company, filed a Schedule 13G with the SEC reporting beneficial ownership with respect to 6,500,000 ADSs. This information is reported in reliance on such filing. Capital World is deemed to be the beneficial owner of 6,500,000 shares as a result of Capital Research Management Company acting as investment adviser to various investment companies. The address of Capital World is 333 South Hope Street, Los Angeles, California 90071.

(5)	Represents 2,079,657 ADSs issuable upon exercise of share options held by Mr. Moran, 11 ADSs held by Mr. Moran’s wife, 2,367 ADSs held in a family trust of which Mr. Moran is a trustee, and 847,285 ADSs beneficially owned by Mr. Moran’s wife, as trustee of various trusts for the benefit of Mr. Moran’s children.

(6)	Includes 172,500 ADSs issuable upon exercise of share options held by Mr. Krzywicki.

(7)	Includes 62,500 ADSs issuable upon exercise of share options held by Mr. Gross.

(8)	Includes 62,500 ADSs issuable upon exercise of share options held by Dr. von Prondzynski.

(9)	Represents 62,500 ADSs issuable upon exercise of share options held by Mr. Edelstein.

(10)	Includes 52,500 ADSs issuable upon exercise of share options held by Mr. Meagher.

(11)	Includes 1,150,922 ADSs issuable upon exercise of share options held by Mr. Nine and 287,399 ADSs held by Mr. Nine’s wife as trustee of the Kimberly M. Nine Revocable Trust. Mr. Nine disclaims beneficial ownership of the shares held in trust.

(12)	Includes 958,390 ADSs issuable upon exercise of share options held by Mr. Townsend and 58,785 ADSs beneficially owned by Mr. Townsend’s wife as trustee of the MCM Trust. Mr. Townsend disclaims beneficial ownership of the shares held in trust.

(13)	Represents 1,533,698 ADSs issuable upon exercise of share options held by Mr. McDonald, 1,953 ADSs beneficially owned by Mr. McDonald’s wife, as trustee for the benefit of Mr. McDonald’s family and 1,953 owned by Mr. McDonald’s daughter. Mr. McDonald disclaims beneficial ownership of the shares held in trust and by his daughter.

(14)	Represents 262,389 ADSs issuable upon exercise of share options held by Mr. Darcy.

(15)	Includes 6,522,868 ADSs issuable upon exercise of share options by all current directors and officers as a group.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Directors

The following is a list of our directors and certain information, as of July 30, 2008, about their background.

Charles E. Moran, age 53, was appointed Chairman of the Board of Directors in November 2006 and has served as a director and has held the position of President and Chief Executive Officer since our merger with SkillSoft Corporation in September 2002. Mr. Moran is a founder of SkillSoft Corporation and served as its Chairman of the Board, President and Chief Executive Officer from January 1998 until September 2002.

P. Howard Edelstein, age 53, has served as a director since our merger with SkillSoft Corporation in September 2002. Mr. Edelstein has been the Chief Executive Officer of NYFIX, Inc. a provider of innovative solutions that optimize trading efficiency, since September 2006. Prior to joining NYFIX, Inc., Mr. Edelstein served as an Entrepreneur in Residence with Warburg Pincus LLC from January 2006 to September 2006. Mr. Edelstein served as President and Chief Executive Officer of Radianz, an Internet Protocol-based networking company for the global financial services industry, from July 2003 to January 2006. Mr. Edelstein served as an Entrepreneur in Residence with Warburg Pincus LLC from January 2002 to July 2003. Mr. Edelstein is also a director of Alacra, a privately held financial information company, and NYFIX, Inc.

Stewart K.P. Gross, age 48, has served as a director since our merger with SkillSoft Corporation in September 2002. Since April 2005, Mr. Gross has served as Managing Director of Lightyear Capital, LLC, a private equity firm concentrating on investments in the financial services industry. Mr. Gross served as a director of SkillSoft Corporation from January 1998 to September 2002. Mr. Gross was a Managing Director of Warburg Pincus LLC from July 1987 to December 2004. Mr. Gross is a director of Flagstone Reinsurance Holdings Limited and several privately held companies and not-for-profit organizations.

James S. Krzywicki, age 56, has served as a director since October 1998. Mr. Krzywicki was the President and Chief Executive officer of Treeno Software (formerly Docutron Systems), a provider of web-based document management software solutions that work in small business environments and connect with enterprise objectives, from April 2004 to December 2007. Mr. Krzywicki was Vice President, Channel Services for Parametric Technology Corporation, a provider of software solutions for manufacturers for product development and improvement, from April 2003 to April 2004.

William F. Meagher, Jr., age 69, has served as a director since March 2004. Mr. Meagher was the Managing Partner of the Boston Office of Arthur Andersen LLP (“Andersen”) from 1982 until 1995, and spent a total of 38 years with Andersen. Mr. Meagher was a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants. Mr. Meagher is a trustee of Living Care Villages of Massachusetts, Inc. d/b/a North Hill, the Dana Farber Cancer Institute and the Greater Boston YMCA. Mr. Meagher also is a director of Dover Saddlery, Mac-Gray and several not-for-profit organizations.

Ferdinand von Prondzynski, age 54, has served as a director since November 2001. Dr. von Prondzynski has been the President of Dublin City University, one of Ireland’s leading higher education institutions, since July 2000. From January 1991 to July 2000, Dr. von Prondzynski served as Professor of Law and Dean of the Faculty of Social Services, the University of Hull, UK. Dr. von Prondzynski is a director of Knockdrin Estates Ltd.

Corporate Governance Guidelines

We believe that good corporate governance is important to ensure that SkillSoft is managed for the long-term benefit of its shareholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the Corporate Governance section of our website at www.skillsoft.com.

Alternatively, you can request a copy of these documents by writing to SkillSoft Public Limited Company, c/o Investor Relations, 107 Northeastern Boulevard, Nashua, New Hampshire 03062.

The Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of SkillSoft and our shareholders. These guidelines, which provide a framework for the conduct of the Board of Directors’ business, provide that:

•	the principal responsibility of our directors is to oversee the management of SkillSoft;

•	a majority of the members of the Board of Directors shall be independent directors;

•	the Board of Directors shall propose nominees such that, should our shareholders elect those nominees at our annual general meeting, at least two-thirds of the members of the Board of Directors will be independent directors;

•	our independent directors shall meet in executive session at least four times in each fiscal year;

•	our directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	the Board of Directors shall oversee and periodically review corporate compliance programs and shall review corrective actions taken by SkillSoft when significant corporate compliance problems are reported;

•	the Board of Directors shall establish performance criteria for directors and evaluate directors who are re-nominated based on such criteria;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education; and

•	at least annually the Board of Directors will conduct a self-evaluation of it and its committees.

Determination of Independence

NASDAQ rules require that the Board of Directors consist of a majority of independent directors. Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the corporate governance guidelines we adopted in connection with the settlement of our securities class action litigation, the Board of Directors must propose director nominees for election such that, should our shareholders elect those nominees, two-thirds of the members of the Board of Directors will be independent directors. Our corporate governance guidelines also include a heightened definition of independence for purposes of that requirement.

The Board has determined that none of Messrs. Gross, Krzywicki, Meagher or von Prondzynski has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules and our corporate governance guidelines.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. In addition, the candidate must have experience in one of more of the following core competencies: business or management of complex and large consolidated companies or institutions; accounting or finance for complex and large consolidated companies or institutions; leadership, strategic planning or crisis response for complex and large consolidated companies or institutions; software development and e-learning industries; and other relevant areas identified by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for recommendation. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Shareholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a director candidate by submitting the following information in writing to the Nominating and Corporate Governance Committee (i) the nominating shareholder’s name, address and number of ordinary shares or ADSs beneficially owned by the nominating shareholder, (ii) a description of any arrangements between the nominating shareholder and the recommended candidate, (iii) such information regarding the candidate as would be required to be included in a proxy statement regarding a director candidate, (iv) confirmation that the candidate is an independent director under the requirements set forth in our corporate governance guidelines, (v) the consent of the recommended candidate to serve as a director if elected and (vi) a representation signed by the candidate that if elected, he or she will represent all shareholders in accordance with all applicable laws and our Memorandum and Articles of Association and will comply with all rules generally applicable to directors.

Nominating shareholders who wish to recommend any particular candidate for consideration must provide such written information to the Nominating and Corporate Governance Committee, c/o Investor Relations, SkillSoft Public Limited Company, 107 Northeastern Boulevard, Nashua, New Hampshire 03062 no less than 90 and no more than 150 days before the first anniversary of the preceding year’s Annual General Meeting. If the date of the next Annual General Meeting is advanced by more than 30 days from the preceding year’s Annual General Meeting, then such written information must be provided no earlier than 150 days prior to such annual general meeting date and not later than the close of business on the later of the 90th day prior to such annual general meeting date and the 10th day following the day on which notice of the date of the annual general meeting was mailed or public disclosure of the date was made.

Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows and applies for candidates submitted by others.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees operates under a charter that has been approved by the Board of Directors. Current copies of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are posted on the Investor Relations section of our website, www.skillsoft.com. The members of each committee are appointed by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee.

The Board of Directors has determined that all of the members of each of these three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•	reviewing and discussing with management and the independent auditor our annual and quarterly reports and financial statements and related disclosures;

•	reviewing annual reports from the independent auditor describing the independent auditing firm’s internal quality control procedures and all relationships between the independent auditor and SkillSoft;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting complaints and concerns;

•	meeting independently with our internal auditing staff, independent auditor and management; and

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included in this proxy statement.

The members of the Audit Committee are Messrs. Gross and Meagher (Chair) and Dr. von Prondzynski. The Board of Directors has determined that Mr. Meagher is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met seven times during the fiscal year ended January 31, 2008.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer, or CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	at the request of the Board of Directors, periodically reviewing and making recommendations to the Board of Directors relating to management succession planning;

•	overseeing and administering each of our cash and equity incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included in this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included in this proxy statement.

The members of the Compensation Committee are Messrs. Gross (Chair) and Krzywicki. The Compensation Committee met five times during the fiscal year ended January 31, 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board of Directors members;

•	recommending to the Board of Directors the persons to be nominated for election as members of the Board of Directors and to each of the committees of the Board of Directors;

•	reviewing and evaluating shareholder nominations for director candidates;

•	overseeing the Board of Directors’ review of management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing the evaluation of the Board of Directors.

The members of the Nominating and Corporate Governance Committee are Messrs. Gross (Chair), Krzywicki and Meagher and Dr. von Prondzynski. The Nominating and Corporate Governance Committee met twice during the fiscal year ended January 31, 2008.

Attendance by Members of the Board of Directors at Meetings

The Board of Directors met ten times during the fiscal year ended January 31, 2008, either in person or by teleconference. During the fiscal year ended January 31, 2008, each of our directors attended at least 75% of the aggregate number of Board of Director and committee meetings held during the fiscal year ended January 31, 2008 that he was eligible to attend as a director and committee member. One director attended the 2007 Annual General Meeting.

Shareholder Communications

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board of Directors should address such communications to the Board of Directors, c/o Investor Relations, SkillSoft Public Limited Company, 107 Northeastern Boulevard, Nashua, New Hampshire 03062.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted this code on the Corporate Governance section of our website, which is located at www.skillsoft.com. In addition, we intend to post on its website all disclosures that are required by law or NASDAQ stock market listing standards.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which SkillSoft is a participant, the amount involved exceeds $50,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Vice President, Administration. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board of Directors’ Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

The committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances. The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, SkillSoft’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person owns in the aggregate less than a 5% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than 1% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 1% of SkillSoft’s annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our Articles of Association or Memorandum of Association.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

On May 23, 2007, the Board of Directors and the Audit Committee approved a payment of $500,000 to Howard Edelstein, a member of the Board of Directors, as a result of his key contributions in connection with the Thomson NETg acquisition, which was consummated on May 14, 2007. This payment was approved in accordance with our related person transaction policy.

The son-in-law of Charles Moran, our Chairman, President and Chief Executive Officer, is employed in our sales organization and receives annual compensation in excess of $120,000 (consistent with others in similar roles). This individual was hired before becoming Mr. Moran’s son-in-law. Mr. Moran does not participate in the supervision of or compensation decisions regarding this individual, and we believe the compensation of this individual is fair and commensurate with what it would be if he had no relationship to Mr. Moran.

Executive and Director Compensation Process

The process and procedures followed by the Compensation Committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.” The Compensation Committee also determines our director compensation policies. In setting director compensation policies, the committee engages and considers input from independent compensation consulting firms.

Following the closing of our acquisition of Thomson NETg in May 2007, the Committee engaged the services of Compensia, an independent compensation consulting firm, to review the previously approved director compensation program in order to determine if changes to the program were appropriate. Compensia was asked to provide the Committee with (i) data on director compensation paid by a peer group consisting of publicly traded companies from the software, education and training industries, (ii) a competitive analysis of our Board of Directors compensation program and (iii) an update on director compensation trends and developments.

Based on the Committee’s analysis of such information and data, the Committee approved changes to the previously approved equity and cash compensation program for our directors who are not employees of SkillSoft to enable SkillSoft to retain and recruit qualified directors given their overall increased scope of responsibilities. The changes to the program were approved by our shareholders in September 2007 and are described below under the heading “Compensation of Directors.”

Compensation of Directors

Prior to November 1, 2007, each director who was not an employee of SkillSoft (each, an “Outside Director”) received cash compensation as follows:

•	each Outside Director received an annual retainer of $30,000;

•	the chairman of each of the Audit Committee and the Compensation Committee received an additional annual retainer of $7,500; and

•	each Outside Director who was a member of any standing committee (a “Committee”) of the Board of Directors received an additional payment of $2,000 per Board or Committee meeting attended (including by conference telephone) up to a maximum of six meetings per year beyond regularly scheduled meetings (i.e. a maximum additional payment of $12,000), provided that only one meeting payment will be made in the event such additional meetings of the Board of Directors and one or more Committee are held on the same day.

On September 27, 2007, our shareholders approved the following cash compensation, effective November 1, 2007:

•	each Outside Director receives an annual retainer of $30,000;

•	the chairman of the Audit Committee receives an additional annual retainer of $20,000;

•	the chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500; and

•	each Outside Director who is a member of any Committee of the Board of Directors receives an additional payment of $2,000 per Board or Committee meeting attended (including by conference telephone) up to a maximum of ten meetings per year beyond regularly scheduled meetings (i.e. a maximum additional payment of $20,000), provided that only one meeting payment will be made in the event such additional meetings of the Board of Directors and one or more Committee are held on the same day.

Any director who is in office only for a portion of a fiscal year shall only be entitled to be paid a pro-rated portion of such remuneration reflecting such portion of the year during which he held office.

We also reimburse directors for expenses incurred in attending meetings of the Board of Directors and Committees and for certain company-approved continuing education expenses.

We currently have five Outside Directors, each of whom is eligible for cash remuneration as described above: P. Howard Edelstein, Stewart K.P. Gross, James S. Krzywicki, William F. Meagher, Jr. and Dr. Ferdinand von Prondzynski. Mr. Meagher is the chair of the Audit Committee and Mr. Gross is the chair of the Compensation Committee and the Nominating and Corporate Governance Committee. As such, Messrs. Meagher and Gross received the additional retainer amounts described above (pro rated for the balance of fiscal 2008 as a result of the November 1, 2007 effective date).

In addition to the annual retainer and the payments described above, we grant Outside Directors compensation in the form of share options for their services as members of the Board of Directors. On September 27, 2007, our shareholders also approved changes to the number of share options granted to Outside Directors, effective November 1, 2007. Prior November 1, 2007, on initial election to the Board of Directors, each new Outside Director received an option to purchase 25,000 ordinary shares under our 2001 Outside Director Option Plan (the “Director Plan”). Each Outside Director who has been a director for at least six months received an option to purchase 10,000 ordinary shares on January 1st of each year.

Beginning on November 1, 2007, on initial election to the Board of Directors, each new Outside Director receives an option to purchase 50,000 ordinary shares (the “Initial Grant”) under our Director Plan. Each Outside Director who has been a director for at least six months receives an option to purchase 20,000 ordinary shares on January 1st of each year (the “Annual Grant”).

All options granted under the Director Plan have a term of ten years and an exercise price equal to the fair market value of the ordinary shares on the date of grant. The Initial Grant becomes exercisable as to one-third of the shares subject to the option on each of the first three anniversaries of the date of grant, provided the Outside Director remains a director on such dates. The Annual Grant becomes fully exercisable on the first anniversary of the date of grant, provided the Outside Director remains a director on such date. Upon exercise of an option, the Outside Director may elect to receive his ordinary shares in the form of ADSs. After termination as an Outside Director, an optionee may exercise an option during the period set forth in his option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its ten-year term. An Outside Director may not transfer options granted under the Director Plan other than by will or the laws of descent and distribution. Only the Outside Director may exercise the option during his lifetime. In the event of a merger of SkillSoft with or into another corporation or a sale of substantially all of SkillSoft’s assets, the successor corporation may assume, or substitute a new option in place of, each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if an Outside Director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of three months. If the outstanding options are not assumed or substituted for, the Board of Directors will notify each Outside Director that he has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period. Unless terminated sooner, the Director Plan will automatically terminate in 2011. The Board of Directors has the authority to amend, alter, suspend, or discontinue the Director Plan, but no such action may adversely affect any grant previously made under the Director Plan.

On January 1, 2008, each of Messrs. Meagher, Edelstein, Gross and Krzywicki and Dr. von Prondzynski was granted an option to purchase 20,000 ordinary shares at an exercise price of $9.56 per share. Each such option was in accordance with the terms of the Director Plan described above.

The following table sets forth information concerning the compensation of our Outside Directors for fiscal 2008.

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)(1)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

P. Howard Edelstein	$40,000	—	$59,395	—	—	$500,000	$599,395
Stewart K.P. Gross	$55,375	—	$59,395	—	—	—	$114,770
James S. Krzywicki	$46,000	—	$59,395	—	—	—	$105,395
Ferdinand von Prondzynski	$46,000	—	$59,395	—	—	—	$105,395
William F. Meagher, Jr.	$56,625	—	$97,242	—	—	—	$153,867

(1)	The amounts in this column reflect the dollar amount computed for financial statement reporting purposes for fiscal 2008, in accordance with SFAS 123R, of stock options granted under our equity plans and include amounts from stock options granted in and prior to fiscal 2008. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 2 to our audited financial statements for fiscal 2008, included in our Annual Report on Form 10-K for fiscal 2008 filed on March 31, 2008.

As of January 31, 2008, each Outside Director held options for the following aggregate number of shares:

Number of Shares Underlying
Name	Outstanding Share Options

P. Howard Edelstein	85,000
Stewart K.P. Gross	85,000
James S. Krzywicki	205,000
Ferdinand von Prondzynski	85,000
William F. Meagher, Jr.	75,000

The number of shares underlying share options granted to our Outside Directors in fiscal 2008 and the grant date fair value of such share options are as follows:

		Number of Shares	Grant Date Fair
		Underlying Share	Value of Share Option
		Option Grants in	Grants in Fiscal
Name	Grant Date	Fiscal 2008	2008

P. Howard Edelstein	1/1/2008	20,000	$93,052
Stewart K.P. Gross	1/1/2008	20,000	$93,052
James S. Krzywicki	1/1/2008	20,000	$93,052
Ferdinand von Prondzynski	1/1/2008	20,000	$93,052
William F. Meagher, Jr.	1/1/2008	20,000	$93,052

Audit Committee Report

The Audit Committee has reviewed SkillSoft’s audited financial statements for the fiscal year ended January 31, 2008 and discussed them with SkillSoft’s management and independent auditor. Management has the primary responsibility for preparation of those financial statements. SkillSoft’s independent auditor is responsible for auditing those financial statements and expressing its opinion on whether the financial statements fairly present in all material respects SkillSoft’s financial position and results of operations in conformity with applicable accounting principles. The Audit Committee is responsible for providing independent, objective oversight of these processes but is not responsible for planning or conducting audits or determining that SkillSoft’s financial statements are complete and accurate and in accordance with applicable accounting principles.

In making its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with applicable accounting principles and (ii) the report of SkillSoft’s independent auditor with respect to such financial statements.

The Audit Committee has also received from, and discussed with, SkillSoft’s independent auditor various communications that SkillSoft’s independent auditor is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from SkillSoft’s independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with SkillSoft’s independent auditor their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to SkillSoft’s Board of Directors that the audited financial statements be included in SkillSoft’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

By the Audit Committee of the
Board of Directors:

Stewart K.P. Gross
William F. Meagher, Jr. (Chair)
Ferdinand von Prondzynski

EXECUTIVE COMPENSATION

Executive Officers

The following is a list of our executive officers and certain information, as of July 30, 2008, about their background. Mr. Moran’s background is included in the “Directors” section above.

Name	Age	Position

Charles E. Moran	53	President and Chief Executive Officer
Thomas J. McDonald	58	Chief Financial Officer, Executive Vice President and Assistant Secretary
Jerald A. Nine, Jr.	50	Chief Operating Officer
Mark A. Townsend	55	Executive Vice President, Technology
Colm M. Darcy	44	Executive Vice President, Content Development
Anthony P. Amato	43	Vice President, Finance and Chief Accounting Officer

Thomas J. McDonald has served as our Chief Financial Officer and Executive Vice President and Assistant Secretary since our merger with SkillSoft Corporation in September 2002. Mr. McDonald is a founder of SkillSoft Corporation and served as its Chief Financial Officer, Vice President, Operations, Treasurer and Secretary from February 1998 until our merger with SkillSoft Corporation in September 2002.

Jerald A. Nine, Jr. has served as our Chief Operating Officer since February 2004. Mr. Nine served as Executive Vice President, Global Sales & Marketing and General Manager, Content Solutions Division from our merger with SkillSoft Corporation in September 2002 to February 2004. Mr. Nine is a founder of SkillSoft Corporation and served as its Executive Vice President, Sales and Marketing and General Manager, Books Division from December 2001 to February 2004 and as its Vice President, Worldwide Sales and Marketing from April 1998 to December 2001.

Mark A. Townsend has served as our Executive Vice President, Technology since our merger with SkillSoft Corporation in September 2002. Mr. Townsend is a founder of SkillSoft Corporation and served as its Vice President, Product Development from January 1998 until our merger with SkillSoft Corporation in September 2002.

Colm M. Darcy has served as our Executive Vice President, Content Development since our merger with SkillSoft Corporation in September 2002. From April 2002 to September 2002, Mr. Darcy served as our Executive Vice President, Research and Development and from January 2002 to April 2002, Mr. Darcy served as Vice President of Solutions Management. Mr. Darcy also held various positions with SkillSoft from 1995 to January 2002, most recently as Vice President, Strategic Alliances.

Anthony P. Amato has served as our Vice President, Finance and Chief Accounting Officer since August 2006. From May 2005 until August 2006, Mr. Amato served as Vice President of Finance Operations and Treasury for SkillSoft. From May 2003 to May 2005, Mr. Amato served as Director of International Finances/Corporate Treasurer for SkillSoft.

There are no family relationships among any of our executive officers or directors.

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors operates under the authority established in the Compensation Committee Charter. The Compensation Committee’s primary responsibility is to oversee our executive compensation program. In this role, the Compensation Committee reviews and approves all compensation decisions relating to our executive officers. In addition, the Compensation Committee has responsibilities related to our incentive-compensation plans and equity-based plans.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	ensure that a significant part of executive compensation is tied to the achievement of corporate and individual performance objectives, which both promotes and rewards the achievement of those objectives;

•	align long-term executive incentives with the creation of shareholder value; and

•	attract, retain and motivate the best possible executive talent.

To achieve those objectives, the Compensation Committee evaluates and implements our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and similar industries that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to our financial performance, as measured by metrics such as revenue, profitability and bookings, as well as key strategic goals such as customer satisfaction. We also provide a portion of our executive compensation in the form of share options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of our company as reflected in share price appreciation.

In making compensation decisions, the Compensation Committee regularly receives input from an independent compensation consulting firm engaged by the committee, Compensia. In addition to the data and advice provided by Compensia, the committee also considers input from the chief executive officer with respect to the performance and contributions of other members of the executive management team. Compensia provides the committee with data on executive compensation paid by a peer group of publicly traded companies in the software, education and training industries. This peer group, which is periodically reviewed and updated by the committee with the assistance of Compensia, consists of companies the committee believes are generally comparable to our company in terms of size, (based on revenue, profitability and/or number of employees) or industry and/or against which the committee believes we compete for executive talent. The benchmarking study’s peer group in the fiscal year ended January 31, 2008 (fiscal 2008) was comprised of 23 companies, including companies such as: Aspen Technology, Blackboard, Webex Communications, Akamai Technologies, Tibco Software, The Advisory Board, Learning Tree International, Kenexa and The Corporate Executive Board. Compensia also provides the Compensation Committee with information on market trends and developments in executive compensation and ideas for structuring executive compensation arrangements. In addition to the benchmarking data related to the peer group, the committee considers data with respect to the amount of compensation paid to each executive officer by compensation element for the prior four-year period. This enables the committee to evaluate historical pay rate changes, the amount of incentive compensation earned as a percentage of base pay, equity grant history and potential share ownership.

The Compensation Committee has established the following guidelines to assist it in making executive compensation decisions. These guidelines are expressed, for a particular element of compensation, as the target percentile of the range of that compensation element paid to similarly situated executives of the companies in our benchmarking peer group. In general, the committee targets our executive compensation program elements as follows:

•	base salaries are targeted at the 25th percentile;

•	total cash compensation (base salary and target bonus) is targeted at the 50th percentile; and

•	equity compensation is targeted at the 75th percentile.

Based on this target positioning, overall compensation generally is targeted between the 50th and 75th percentiles. Variations to these targets may occur due to factors such as the experience levels of particular individuals, their performance, their importance within the organization, and market factors. The committee believes that this approach provides market competitive pay to our executives in the short-term when performance merits it and above median compensation when long-term performance merits it.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	cash incentive bonuses;

•	share option awards;

•	employee benefits; and

•	severance benefits.

Base Salary

Base salary is used to compensate executives for the normal performance of their duties, in light of their experience, skills, knowledge and responsibilities. In establishing base salaries for our executive officers, the Compensation Committee considers data from our benchmarking peer group, as well as a variety of other factors, including any contractual commitments to that individual, the seniority of the individual, the level of the individual’s responsibility, our ability to replace the individual, and the base salary of the individual at his prior employment, if applicable. Each of our executive officers, other than Mr. Amato, has an employment agreement dating from either 1998 or 2002 that provides for a minimum annual base salary (see “Employment Agreements and Potential Termination Payments” below). With the exception of Mr. Darcy (whose base salary for fiscal 2008 was equal to the minimum base salary provided for in his employment agreement), the current base salaries of those executives are in excess of their minimum base salaries as provided for in their employment agreements, and those employment agreements are not a significant factor in the Compensation Committee’s base salary decisions.

Base salaries are reviewed at least annually by the Compensation Committee. For fiscal 2008, the committee reviewed a variety of industry information compiled by Compensia. The Compensia data suggested that base salary adjustments would be appropriate to more closely align our executives’ base salaries with the 25th percentile of the peer group data. Based on its review of peer group data compiled by Compensia and other factors described above, the committee determined that base salary adjustments in fiscal 2008 were appropriate to move the base salary levels of certain executive officers to the 25th percentile of the peer group data. The table set forth below shows the annual base salaries of our five executive officers listed in the Summary Compensation Table included later in this proxy statement (referred to as the named executive officers), including (where applicable) the base salary increases approved by the Compensation Committee, which were approved contingent upon and effective upon the closing of our acquisition of Thomson NETg on May 14, 2007.

Name	Prior Base Salary	Revised Base Salary

Charles E. Moran	$250,000	$372,000
Jerald A. Nine, Jr.	$225,000	$282,000
Thomas J. McDonald	$200,000	$252,000
Colm M. Darcy	$200,000	$200,000
Mark A. Townsend	$200,000	$200,000

In the first quarter of the fiscal year ending January 31, 2009 (fiscal 2009), the Compensation Committee met to consider executive base salaries for fiscal 2009. Based in part on recommendations provided to the committee by executive management, and given that certain base salary changes were implemented following the closing of our acquisition of Thomson NETg in May 2007, the committee determined that base salary adjustments would not be made for fiscal 2009.

Cash Incentive Bonuses

The Compensation Committee establishes an executive incentive compensation program on an annual basis. This program typically provides for quarterly and annual cash bonuses. The quarterly incentive cash bonuses are intended to compensate executives for achievement of quarterly company financial objectives. The annual cash incentive bonuses are generally intended to compensate executives for the achievement of corporate strategic and financial objectives. Each executive officer is assigned a target bonus under the incentive compensation program, expressed as a percentage of the executive’s base salary, with more senior executives typically having a higher percentage. The target bonus is split between quarterly and annual bonus opportunities. The financial targets generally conform to the financial metrics contained in the internal operating plan adopted by the Board of Directors. The Compensation Committee approves the objectives on which bonus payments are based, the allocation of the target bonus between the quarterly and annual components and among the various performance objectives, and the formula for determining potential bonus amounts based on achievement of those objectives.

The executive incentive compensation program for fiscal 2008 covered the five named executive officers. Each named executive officer was assigned a target bonus, expressed as a percentage of his annual base salary. The amount of the target bonuses were set by the Compensation Committee based on the benchmarking data provided by Compensia and the committee’s philosophy of setting total cash compensation (base salary and target bonus) at approximately the 50th percentile of the benchmarking peer group. For fiscal 2008, the target bonuses of three of our executive officers were increased in May 2007 by virtue of the base salary increases that took effect then. In addition, the target bonus of Mr. Moran was increased in May 2007 from 110% to 135% of his annual base salary. These target bonus increases were pro rated based on the portion of the year that the increased base salaries and, in the case of Mr. Moran, the increased target bonus percentage, were in effect. The table below shows the target bonuses for the named executive officers, both as a percentage of annual base salary and in dollars.

	As Percentage of
Name	Annual Base Salary	Pro Rated Amount

Charles E. Moran	110%/135%	$435,933
Jerald A. Nine, Jr.	85%	$225,569
Thomas J. McDonald	75%	$177,625
Colm M. Darcy	75%	$150,000
Mark A. Townsend	75%	$150,000

For each named executive officer, 50% of his target bonus was allocated to quarterly bonus opportunities and 50% was allocated to annual bonus opportunities. The quarterly bonuses under the program were based on bookings objectives (50% of quarterly target bonus) and adjusted EBITDA objectives (50% of quarterly target bonus); the annual bonuses were based on revenue objectives (40% of annual target bonus), adjusted EBITDA objectives (40% of annual target bonus), and customer satisfaction objectives (20% of annual target bonus). For purposes of the incentive compensation program, adjusted EBITDA was defined as operating income, plus the amount of depreciation and amortization expense, stock-based compensation expense, restructuring charges and restatement-related expense. These performance metrics were selected by the Compensation Committee because the committee believes these are the key operating metrics that are the basis for driving shareholder value.

The maximum bonus that could be earned was 150% of the target bonus and the minimum was 0%. For most performance metrics, three levels of targets were set, with 50% of the allocated target bonus payable if the first performance level (level 1) was attained, 100% of the allocated target bonus payable if the second performance level (level 2) was attained and 150% of the allocated target bonus payable if the third performance level (level 3) was attained.

The Compensation Committee set the first quarter targets for each category of performance objectives at the beginning of fiscal 2008. Because of the pending Thomson NETG acquisition, which closed during the second quarter, the Compensation Committee did not set performance targets for the second, third or fourth quarters or fiscal 2008 as a whole at the beginning of fiscal 2008. Instead, the committee set the performance targets for the last two quarters and for fiscal 2008 in the third quarter of fiscal 2008, following the consummation of the Thomson NETg acquisition and the development of an operating plan for the combined company for the remainder of fiscal 2008. The committee was not able to approve second quarter performance targets for the combined company prior to the end of the second quarter due to the closing of the transaction during the quarter. Accordingly, the committee approved a discretionary payment of the level 2 bonus opportunity for the second quarter and reserved the right to pay the second quarter bonus opportunity at level 3 at the end of the year based on the company’s overall performance in fiscal 2008. The objectives included in the fiscal 2008 executive incentive compensation program were set at levels that were designed to be attainable if our business had what we consider to be a successful year, but were by no means certain or even probable of being attained.

The bonuses actually paid under the fiscal 2008 executive incentive compensation program were 150% of the executive’s target bonus, as we attained level 3 performance with respect to all of the performance metrics in the program for the first, third and fourth quarters and fiscal 2008 as a whole, and based on the overall performance of the company in fiscal 2008, the committee approved a level 3 payment for the second quarter as well. The following tables illustrate our performance as compared to the quarterly and annual adjusted EBITDA targets and the annual revenue target.

Performance Metric	Level 3 Target	Actual Result

Q1 Adjusted EBITDA	$12.0 million or higher	$13.4 million
Q2 Adjusted EBITDA	n/a	$22.3 million
Q3 Adjusted EBITDA	$18.3 million or higher	$21.3 million
Q4 Adjusted EBITDA	$17.0 million or higher	$22.7 million
FY08 Adjusted EBITDA	$71.0 million or higher	$79.7 million
FY08 Revenue	$278.0 million or higher	$281.2 million

We do not publicly disclose our bookings and we consider our bookings targets to be confidential information. For customer satisfaction, level 3 performance was a customer satisfaction level of 95% or higher as measured by a customer survey, which we exceeded.

Share Options

Our share option program is the primary vehicle for offering long-term incentives to our executives. We believe that option grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, the vesting feature of our option grants is intended to promote executive retention by providing an incentive to our executives to remain in our employ during the vesting period. We have considered from time to time the use of restricted shares and other equity award mechanisms. However, based on Irish corporate law complexities associated with restricted shares and other factors, the Compensation Committee has decided to use traditional share option awards for the equity component of our executive compensation program.

It has been the practice of the Compensation Committee to grant options to our executive officers every four years (after the completion of vesting of the previous grants) rather than on an annual basis, although the committee continually evaluates the optimal approach for equity compensation and this practice could change in the future. Our practice has been to grant an option award to new executives upon hire, although we have not hired a new executive officer into the organization for several years. All grants of options to our executives are approved by the Compensation Committee.

In December 2006, the Compensation Committee approved significant option grants to our executives, which were discussed in the “Compensation Discussion and Analysis” included in our 2007 Proxy Statement. No share options or other equity awards were granted to our named executive officers in fiscal 2008.

The Board of Directors has adopted policies for option grants by us. One of the primary purposes of these policies is to establish procedures for option grants that minimize the opportunity — or the perception of the opportunity — for us to time the grant of options in a manner that takes advantage of any material nonpublic information. Among the matters covered by these policies are the following:

•	All option grants will have an exercise price equal to the last reported sale price of our ADSs on NASDAQ on the date of grant.

•	Our chief executive officer can continue to make option grants to non-executive officers, subject to limitations imposed by the Compensation Committee.

•	Option grants to executive officers will be made only during a meeting of the Compensation Committee or the Board of Directors, and may not be approved by written consent.

•	Option grants to newly hired employees — whether made by the chief executive officer, the Compensation Committee or the Board of Directors — will be made on the first trading day of the month following their date of hire.

•	Options will not be granted by the Compensation Committee or the Board of Directors during the quarter-end blackout periods under our insider trading policy; provided that options may be approved during a meeting within a blackout period with the grant to be effective as of — and priced based on the trading price — two days after the end of the blackout period.

We do not have any share ownership guidelines for our executives.

Employee Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under our 401(k) plan, we match 100% of the employees’ 401(k) contribution up to 3% of eligible compensation, subject to various limitations (including a limit of $2,400 per employee annually).

In addition, our chief financial officer, Tom McDonald, does not reside in New England. Consequently, we make available to him housing and a car when he is in New Hampshire. We also reimburse Mr. McDonald for the expenses associated with his travel to and from New Hampshire. For additional information regarding these benefits, please refer to the Summary Compensation Table below and the narrative description that follows.

Severance Benefits

We have entered into employment agreements with each of our named executive officers. The employment agreements provide that the executive is entitled to specified severance benefits in the event his employment is terminated by SkillSoft without “cause” or by the executive for “good reason” (each as defined in the employment agreement). In addition, all of our executive employment agreements provide that the executive may elect to extend the vesting and exercisability of their share options for a period of six months or one year (depending on the executive) following employment termination, in some cases in exchange for a non-competition covenant or the performance of consulting services. We have provided more detailed information about these arrangements, along with estimates of their value, under the section “Employment Agreements and Potential Termination Payments” below.

We do not consider specific amounts payable under these arrangements when establishing annual compensation. We do believe, however, that providing these severance benefits helps us compete for and retain executive talent.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We structure our share option awards to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. We periodically review the potential consequences of Section 162(m) on the other components of our executive compensation program. We will structure arrangements to comply with the Section 162(m) exceptions where we believe it to be feasible. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Executive Compensation

The following table sets forth the total compensation for the fiscal years ended January 31, 2007 (fiscal 2007) and January 31, 2008 (fiscal 2008) for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers who were serving as executive officers on January 31, 2008. We refer to these officers as our named executive officers.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)	($)	($)(1)	($)(2)	($)(3)	Total ($)

Charles E. Moran,	2008	$335,146	—	—	$1,607,804	$653,901	$10,334	$2,607,185
President and CEO	2007	$250,000	—	—	$1,025,428	$412,500	$8,216	$1,696,144
Thomas J. McDonald,	2008	$236,292	—	—	$643,121	$266,438	$53,581	$1,199,432
Chief Financial Officer and Executive Vice President	2007	$200,000	—	—	$543,165	$225,000	$48,462	$1,016,627
Jerald A. Nine, Jr.,	2008	$264,781	—	—	$964,683	$338,354	$8,603	$1,576,421
Chief Operating Officer	2007	$225,000	—	—	$648,502	$284,875	$7,735	$1,168,112
Mark A. Townsend,	2008	$200,000	—	—	$321,559	$225,000	$7,026	$753,585
Executive Vice President, Technology	2007	$200,000	—	—	$493,237	$225,000	$7,254	$925,491

Colm M. Darcy,	2008	$200,000	—	—	$321,559	$225,000	$5,495	$752,054
Executive Vice President, Content Development	2007	$200,000	—	—	$183,076	$225,000	$6,485	$614,561

(1)	The amounts in this column reflect the dollar amount computed for financial statement reporting purposes for fiscal 2007 and 2008, in accordance with SFAS 123R, of stock options granted under our equity plans and include amounts from stock options granted in and prior to the fiscal year in question. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 2 to our audited financial statements for fiscal 2008, included in our Annual Report on Form 10-K for fiscal 2008. Generally, these options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option at the end of each one month period thereafter over the remaining 36 months. Each option has a term of ten or seven years, and generally expires shortly following the termination of the executive’s employment. In addition, as described below under “Employment Agreements and Potential Termination Payments”, the executive may elect to extend the vesting and exercisability of these options following employment termination under certain circumstances.

(2)	The amounts in this column reflect cash bonus awards earned by our named executive officers for performance under our executive incentive compensation programs. See “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Cash Incentive Bonuses” above for a description of the fiscal 2008 program.

(3)	All Other Compensation is comprised of the following:

				Defined
		Personal	Life Insurance	Contribution
Name	Fiscal Year	Benefits(a)	Premiums(b)	Plans(c)	Vacation(d)

Charles E. Moran	2008	—	$780	$2,400	$7,154
	2007	—	1,008	2,400	4,808
Thomas J. McDonald	2008	45,555	780	2,400	4,846
	2007	41,208	1,008	2,400	3,846
Jerald A. Nine, Jr.	2008	—	780	2,400	5,423
	2007	—	1,008	2,400	4,327
Mark A. Townsend	2008	—	780	2,400	3,846
	2007	—	1,008	2,400	3,846
Colm M. Darcy	2008	—	780	2,400	2,315
	2007	—	1,008	2,400	3,077

(a)	The personal benefits for Thomas J. McDonald include $8,160 and $9,000 for use of an apartment leased by SkillSoft for fiscal 2007 and 2008, respectively, $5,350 and $4,920 for use of a company-leased vehicle for fiscal 2007 and 2008, respectively, $17,276 and $19,586 for personal travel for fiscal 2007 and 2008, respectively and $10,422 and $12,049 for reimbursement of tax obligations related to such personal benefits for fiscal 2007 and 2008, respectively.

(b)	Represents premiums paid for life insurance for which the named executive officer is the named beneficiary.

(c)	Reflects amounts paid pursuant to SkillSoft’s 401(k) matching program, with limits of $100 per pay period up to a maximum of $2,400 per year.

(d)	Includes amounts paid in fiscal 2007 and 2008 as accrued and unused vacation time per SkillSoft’s policy.

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2008 under a non-equity incentive plan. We did not make any equity awards to our named executive officers during fiscal 2008.

Grants Of Plan-Based Awards

	Estimated Future Payouts Under
	Non-Equity Incentive Plan
	Awards(1)
	Threshold	Target	Maximum
Name	($)(2)	($)(3)	($)(4)

Charles E. Moran	149,713	435,933	653,901
Thomas J. McDonald	61,421	177,625	266,438
Jerald A. Nine, Jr.	78,006	225,969	338,954
Mark A. Townsend	52,125	150,000	225,000
Colm M. Darcy	52,125	150,000	225,000

(1)	Reflects the threshold, target and maximum cash award amounts under our fiscal 2008 executive incentive compensation program. The amounts actually paid to the named executive officers under our fiscal 2008 executive incentive compensation program are shown above in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Reflects the total minimum amount that could have been earned if the minimum targets for all of the quarterly and annual metrics had been achieved.

(3)	Reflects the total amount that could have been earned if the targeted quarterly and annual metrics had been achieved.

(4)	Reflects the total maximum amount that could have been earned if the targets for all of the quarterly and annual metrics had been achieved.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning share options that have not been exercised and equity incentive plan awards for each of the named executive officers as of January 31, 2008. The named executive officers do not hold any restricted shares.

	Option Awards(10)
					Equity
					Incentive
					Plan Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option	Option
	Options (#)		Options (#)		Unearned	Exercise	Expiration
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date(10)

Charles E. Moran	710,219	(1)				$6.36	9/27/2011
	994,438	(2)				$4.06	8/16/2012
	541,666	(3)	1,458,334	(3)		$6.41	12/5/2013
Thomas J. McDonald	236,739	(1)				$6.36	9/27/2011
	946,959	(2)				$4.06	8/16/2012
	216,666	(3)	583,334	(3)		$6.41	12/5/2013
Jerald A. Nine, Jr.	232,859	(1)				$6.36	9/27/2011
	783,063	(2)				$4.06	8/16/2012
	325,000	(3)	875,000	(3)		$6.41	12/5/2013
Mark A. Townsend	78,913	(1)				$6.36	9/27/2011
	891,977	(2)				$4.06	8/16/2012
	108,333	(3)	291,667	(3)		$6.41	12/5/2013
Colm M. Darcy	8,855	(4)				$9.94	12/9/2008
	32,645	(5)				$16.44	7/2/2009
	50,000	(6)				$19.06	4/5/2011
	54,167	(7)				$5.55	5/8/2012
	186,700	(8)				$3.30	7/12/2012
	29,167	(9)				$4.25	9/6/2012
	108,333	(3)	291,667	(3)		$6.41	12/5/2013

(1)	These options were granted on September 27, 2001. The options vested as to 1/48th of the shares subject to the option at the end of each successive one month period following the grant date over 48 months.

(2)	These options were granted on August 16, 2002. The options vested as to 25% of the shares subject to the option on August 16, 2003 and 1/48th of the shares subject to the option at the end of each one month period following the first anniversary of the grant date over the remaining 36 months. In addition, the shares subject to this option were allocated as incentive stock options to the extent permissible under the Internal Revenue Code.

(3)	These options were granted on December 5, 2006. The options vest as to 25% of the shares subject to the option on December 5, 2007 and 1/48th of the shares subject to the option at the end of each one month period following the first anniversary of the grant date over the remaining 36 months.

(4)	These options were granted on December 9, 1998. The options vested as to 25% of the shares subject to the option on December 9, 1999, 25% of the shares subject to the option on December 9, 2000, and 1/48th of the shares subject to the option at the end of each one month period following the second anniversary of the grant date over the remaining 24 months.

(5)	These options were granted on July 2, 1999. The options vested as to 25% of the shares subject to the option on July 2, 2000, 25% of the shares subject to the option on July 2, 2001, and 1/48th of the shares subject to the option at the end of each one month period following the second anniversary of the grant date over the remaining 24 months.

(6)	These options were granted on April 5, 2001. The options vested as to 25% of the shares subject to the option on January 15, 2002, 25% of the shares subject to the option on January 15, 2003, and 1/48th of the shares subject to the option at the end of each one month period following the second anniversary of the grant date over the remaining 24 months.

(7)	These options were granted on May 8, 2002. The options vested as to 25% of the shares subject to the option on December 31, 2002 and 1/48th of the shares subject to the option at the end of each one month period following the first anniversary of the grant date over the remaining 36 months. In addition, the shares subject to this option were allocated as incentive stock options to the extent permissible under the Internal Revenue Code.

(8)	These options were granted on July 12, 2002. The options vested as to 25% of the shares subject to the option on July 7, 2003 and 1/48th of the shares subject to the option at the end of each one month period following the first anniversary of the grant date over the remaining 36 months.

(9)	These options were granted on September 6, 2002. The options vested as to 25% of the shares subject to the option on September 6, 2003 and 1/48th of the shares subject to the option at the end of each one month period following the first anniversary of the grant date over the remaining 36 months.

(10)	Each option has a term of seven or ten years, and generally expires shortly following the termination of the executive’s employment. In addition, as described below under “Employment Agreements and Potential Termination Payments”, the executive may elect to extend the vesting and exercisability of these options following employment termination under certain circumstances.

None of our named executive officers exercised options in fiscal 2008, and none of our named executive officers hold any restricted stock awards.

Employment Agreements and Potential Termination Payments

We have entered into employment agreements with our named executive officers that provide for termination payments under certain circumstances.

Charles E. Moran’s Employment Agreement.  In connection with our merger with SkillSoft Corporation, we entered into an employment agreement, effective on September 6, 2002, the date of completion of the merger, with Charles E. Moran, to employ Mr. Moran as our President and Chief Executive Officer. Mr. Moran’s employment agreement provides that he will be paid a base salary of $225,000 per year to be reviewed for increases at least annually by the Board of Directors. Mr. Moran’s current base salary is $372,000. In addition, Mr. Moran will be entitled to receive an annual performance bonus based on performance metrics established by the Board of Directors. Mr. Moran’s employment is at-will, but if Mr. Moran’s employment is terminated without cause or if he resigns with good reason, each as defined in his employment agreement, he will be entitled to receive a payment equal to the sum of his base salary and target bonus for a period of one year after the date of termination. In addition, if Mr. Moran is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him for a period of one year after the date of termination, if he agrees to be bound by the non-solicitation and non-compete provisions contained in his employment agreement. If Mr. Moran’s termination is voluntary (other than for good reason) or we terminate him for cause, the covenant not to solicit employees and the covenant not to compete will extend for a period of one year after the termination of his employment.

Thomas J. McDonald’s Employment Agreement.  Thomas J. McDonald is a party to an employment agreement dated February 2, 1998 with our predecessor corporation, SkillSoft Corporation. Under the terms of the employment agreement, Mr. McDonald is entitled to receive a base salary of $135,000, which may be increased in accordance with our regular salary review practices. Mr. McDonald’s current base salary is $252,000. Mr. McDonald is also entitled to participate in any bonus plans that SkillSoft may establish for its senior executives. Either we or Mr. McDonald may terminate the employment agreement at will for any reason upon three months prior notice in the case of termination by us, or upon two months prior notice in the case of termination by Mr. McDonald. If Mr. McDonald’s employment is terminated for any reason or if he resigns with good reason, as defined in his employment agreement, he will be entitled to continuation of salary and benefits for a period of six months after the date of termination. In addition, in the event of such a termination, Mr. McDonald’s stock options will continue to vest and be exercisable if he performs consulting services for us of up to ten hours per week during the six months following termination.

Jerald A. Nine Jr.’s Employment Agreement.  In connection with our merger with SkillSoft Corporation, we entered into an employment agreement, effective on September 6, 2002, the date of completion of the merger, with Jerald A. Nine, to employ Mr. Nine as our Executive Vice-President, Content Solutions and General Manager Books Division. Mr. Nine’s employment agreement provides for a cash compensation plan that reflects the level established by the Board of Directors for the then current fiscal year. Mr. Nine’s employment agreement provides that he will be paid a base salary of $200,000 per year to be reviewed for increases at least annually by the Board of Directors. Mr. Nine’s current base salary is $282,000. In addition, Mr. Nine will be entitled to receive an annual performance bonus based on performance metrics established by the Board of Directors. Mr. Nine’s employment is at-will, but if Mr. Nine’s employment is terminated without cause or if he resigns with good reason, as defined in his employment agreement, he will be entitled to receive a payment equal to the sum of his base salary plus the then maximum performance bonus for a period of one year. In addition, if Mr. Nine is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him for a period of one year. If Mr. Nine’s termination is voluntary (other than for good reason) or we terminate him for cause, the covenant not to solicit employees and the covenant not to compete will extend for a period of one year after the termination of his employment.

Mark A. Townsend’s Employment Agreement.  Mark A. Townsend is a party to an employment agreement dated January 12, 1998 with our predecessor corporation, SkillSoft Corporation. Under the terms of the employment agreement, Mr. Townsend is entitled to receive a base salary of $145,000, which may be increased in accordance with our regular salary review practices. Mr. Townsend’s current base salary is $200,000. Mr. Townsend is also entitled to participate in any bonus plans that SkillSoft may establish for its senior executives. Either we or Mr. Townsend may terminate the employment agreement at will for any reason upon three months prior notice in the case of termination by us, or upon two months prior notice in the case of termination by Mr. Townsend. If Mr. Townsend’s employment is terminated for any reason or if he resigns with good reason, as defined in his employment agreement, he will be entitled to continuation of salary and benefits for a period of six months after the date of termination. In addition, in the event of such a termination, Mr. Townsend’s stock options will continue to vest and be exercisable if he performs consulting services for us of up to ten hours per week during the six months following termination.

Colm M. Darcy’s Employment Agreement.  In connection with our merger with SkillSoft Corporation, we entered into an employment agreement, effective on September 6, 2002, the date of completion of the merger, with Mr. Darcy, to employ him as our Executive Vice President, Content Development. Mr. Darcy’s employment agreement provides that he will be paid a base salary of $200,000 per year to be reviewed for increases at least annually by the Board of Directors and that his participation in SkillSoft’s benefit plans shall be at the SkillSoft’s expense. Mr. Darcy’s current base salary is $200,000. Pursuant to the employment agreement, on September 6, 2002, we granted Mr. Darcy an option to purchase an aggregate of 50,000 shares at an exercise price of $4.25 per share. The option grant vested as to 25% of the shares on September 6, 2003 and vests thereafter in 48 equal monthly installments on each monthly anniversary of the date of the grant. Mr. Darcy will also be reimbursed for certain supplemental travel expenses for him and his wife. In addition, Mr. Darcy will be entitled to receive relocation expense reimbursement in the event Mr. Darcy either relocates to Ireland at our request or returns there within three months after his employment is terminated without cause or if he resigns with good reason, each as defined in his employment agreement. Mr. Darcy’s employment is at-will, but if his employment is terminated without cause or if he resigns with good reason, he will be entitled to receive a payment equal to the sum of $75,000 plus his base salary for a period of six months after the date of termination. In addition, if Mr. Darcy is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him for a period of six months after the date of termination, if he agrees to be bound by the nonsolicitation and noncompete provisions contained in his employment agreement. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until the later of six months after the termination of his employment and September 6, 2006, if Mr. Darcy’s termination is voluntary (other than for good reason) or we terminate him for cause.

The table below shows the benefits potentially payable to each of our named executive officers if he were to be terminated without cause or resign for good reason, or in the case of Messrs. McDonald and Townsend, if he is terminated for any reason or resigns for good cause. These amounts are calculated on the assumption that the employment termination took place on January 31, 2008.

	Severance Payments		Extended
	Base	Target	Vesting of
	Salary $	Bonus	Options(1) $	Benefits $	Total $

Charles E. Moran	372,000	502,200	1,598,550	—	2,472,750
Thomas J. McDonald	126,000	—	319,710	3,198	448,908
Jerald A. Nine, Jr.	282,000	239,700	959,130	—	1,408,830
Mark A. Townsend	100,000	—	159,855	9,507	269,362
Colm M. Darcy	175,000	—	159,855	—	334,855

(1)	These options would continue to vest for a specified period of time following the termination event. We calculated a Black-Scholes value for the options for the extended period of time following the termination event and have presented this incremental value in the above table.

Equity Compensation Plan Information

The following table provides information about the ordinary shares authorized for issuance under our equity compensation plans as of January 31, 2008.

	(a)		(b)		(c)
Number of Shares
Remaining Available
	Number of Shares		Weighted-average		for Future Issuance
	to be Issued upon		Exercise Price of		under Equity
	Exercise of		Outstanding		Compensation
	Outstanding		Options,		Plans (Excluding
	Options, Warrants		Warrants and		Securities Reflected
Plan Category(1)	and Rights		Rights		in Column (a))

Equity compensation plans approved by security holders	6,641,445	(2)	$6.68	(2)	4,044,695	(3)
Equity compensation plans not approved by security holders	3,181,851	(4)	11.32		—

Total	9,823,296		$8.18		4,044,695

(1)	This table excludes an aggregate of 6,807,467 ordinary shares issuable upon exercise of options that we assumed in connection with our merger with SkillSoft Corporation. The weighted average exercise price of the excluded options is $5.43 per share. We assumed the SkillSoft Corporation 1998 Stock Incentive Plan, 1999

Non-Employee Director Stock Option Plan, 2001 Stock Incentive Plan and Books24x7.com, Inc. 1994 Stock Option Plan only insofar as they related to options outstanding under the plans at the time of the merger, and we may not grant any future options under any of those plans.

(2)	Excludes ordinary shares issuable under our 2004 Employee Stock Purchase Plan in connection with the current offering period; such ordinary shares are included in column (c).

(3)	Consists of 2,114,513 ordinary shares reserved for issuance under the 2002 Share Option Plan (the “2002 Plan”), 1,631,432 ordinary shares reserved for issuance under the 2004 Employee Share Purchase Plan and 298,750 ordinary shares reserved for issuance under the 2001 Outside Director Plan.

(4)	Consists of 3,181,763 ordinary shares subject to outstanding options under our 1996 Supplemental Stock Plan (the “1996 Plan”) and 88 ordinary shares subject to outstanding options under the Knowledge Well Group Limited 1998 Share Option Plan (the “Knowledge Well Group 1998 Plan”).

A description of the material terms of the 1996 Plan, the ForeFront 1996 Director Plan, the ForeFront 1996 Plan, the Knowledge Well 1998 Plan and the Knowledge Well Group 1998 Plan is included in Note 9 to our consolidated financial statements filed as part of our Annual Report on Form 10-K, as amended, for fiscal 2008 and is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2008, the members of the Compensation Committee of the Board of Directors were Messrs. Gross (Chair) and Krzywicki. No executive officer of SkillSoft has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of the Compensation Committee of SkillSoft. During fiscal 2008, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with SkillSoft’s management. Based on this review and discussion, the Compensation Committee recommended to SkillSoft’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Stewart K.P. Gross (Chair)
James S. Krzywicki

PROPOSAL ONE — RECEIVE AND CONSIDER THE CONSOLIDATED FINANCIAL
STATEMENTS OF SKILLSOFT FOR THE FINANCIAL YEAR ENDED JANUARY 31, 2008 AND
THE REPORT OF THE DIRECTORS AND AUDITOR THEREON

General

Our consolidated financial statements for the financial year ended January 31, 2008 as prepared under Irish GAAP, together with the Report of the Directors and Auditor thereon (collectively, the “Irish GAAP Accounts”), will be presented to and considered by our shareholders at the Annual General Meeting. The Irish GAAP Accounts are being mailed to our ordinary shareholders along with this proxy statement. The Board of Directors approved the Irish GAAP Accounts on or about August 1, 2008. The Irish GAAP Accounts are being presented to the shareholders at the Annual General Meeting to provide the shareholders an opportunity to consider the Irish GAAP Accounts and ask any relevant and appropriate questions of the representative of our independent auditor in attendance at the Annual General Meeting.

Proposal One Vote Required

The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the presentation and consideration of the Irish GAAP Accounts. Unless otherwise instructed, the proxies will vote “FOR” this resolution. Please note, however, a vote “FOR” or “AGAINST” this resolution will have no effect on the approval of the Irish GAAP Accounts by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL ONE

PROPOSAL TWO (A) AND TWO (B) — RE-ELECTION OF DIRECTORS

General

Our Articles of Association provide that we may have up to a maximum number of seven (7) directors, which number may be changed by resolution of our shareholders. We currently have six (6) directors and one vacancy. The vacancy may be filled by a vote of the Board of Directors or by the shareholders (provided certain procedures are followed). Proxies cannot be voted for more than two nominees for director. The Board of Directors has elected to leave one director position open at this time, but plans to work with the Nominating and Corporate Governance Committee to identify potential candidates to fill the vacancy.

At each Annual General Meeting, approximately one-third (1/3) of the existing directors must retire by rotation; however, each such director is eligible for re-election and, if re-elected, shall serve until the next rotation and until his successor is elected and qualified or until such director’s resignation, death or removal. In accordance with our Articles of Association, Mr. Charles E. Moran and Dr. Ferdinand von Prondzynski are now required to retire by rotation. Each of Mr. Moran and Dr. von Prondzynski being eligible, offers himself for re-election.

Proposal Two (A) Vote Required

The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, at the Annual General Meeting and voting on proposal two (A) is required to approve the re-election of Charles E. Moran. Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL TWO (A)

Proposal Two (B) Vote Required

The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, at the Annual General Meeting and voting on proposal two (B) is required to approve the re-election of Ferdinand von Prondzynski. Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL TWO (B)

PROPOSAL THREE — AUTHORIZATION OF AUDIT COMMITTEE TO FIX THE
REMUNERATION OF SKILLSOFT’S AUDITOR

General

Our shareholders are being requested to authorize the Audit Committee to fix the remuneration of our auditor for the fiscal year ending January 31, 2009. United States legislation requires that the Audit Committee has the authority to fix the remuneration of our independent auditor. Ernst & Young (Ireland) has been our auditor for the purposes of the Companies Acts 1963 to 2006 of Ireland (the “Companies Acts”) since September 10, 1993. Ernst & Young LLP audited and reported on our financial statements for the fiscal year ended January 31, 2008 prepared in accordance with U.S. Generally Accepted Accounting Principals (“GAAP”). Ernst & Young (Ireland) reviewed the audited financial statements for the fiscal year ended January 31, 2008 as part of their procedures related to their review and report on the SkillSoft financial statements for the fiscal year ended January 31, 2008 prepared in accordance with Irish GAAP. A representative of Ernst & Young (Ireland) is expected to be present at the Annual General Meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from shareholders.

Proposal Three Vote Required

The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, at the Annual General Meeting and voting on proposal three is required to authorize the Audit Committee to fix the remuneration of our auditor. If the resolution is not passed by the affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, we will not be authorized to pay our auditor for the services. Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL THREE

Auditor’s Fees

The following table summarizes the fees of Ernst & Young, our registered public accounting firm, billed to us for each of the last two fiscal years.

	Fiscal Year Ended	Fiscal Year Ended
Fee Category	January 31, 2008	January 31, 2007

Audit Fees(1)	$1,853,000	$1,616,425
Audit-Related Fees(2)	252,835	456,550
Tax Fees(3)	634,500	260,000

Total Fees	$2,740,335	$2,332,975

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting as set forth in Section 404 of the Sarbanes-Oxley Act, the review of the interim financial statements in our quarterly reports on Form 10-Q, other professional services provided or accrued for in connection with statutory and regulatory filings or engagements for the fiscal years ended January 31, 2008 and January 31, 2007.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to accounting consultations and employee benefit plan audits. Due diligence and related work performed in connection with the acquisition of NETg, which closed on May 14, 2007, totaled approximately $440,000 and $239,000 for the years ended January 31, 2007 and 2008, respectively.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns and claims for refunds, accounted for $167,500 of the total tax fees billed in the fiscal year ended January 31, 2008 and $165,000 of the total tax fees billed in the fiscal year ended January 31, 2007. Tax advice and tax planning services relate to a transfer pricing analysis, tax advice, assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. These policies and procedures generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered independent public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

PROPOSAL FOUR — SHARE PURCHASE AGREEMENT AMENDMENT

General

By special resolution passed at an Extraordinary General Meeting of SkillSoft on April 8, 2008, SkillSoft’s shareholders approved a share purchase agreement among SkillSoft, CBT (Technology) Limited and SkillSoft Finance Limited (formerly known as CBT Finance Limited) (each, a subsidiary of SkillSoft) and Credit Suisse relating to the right to purchase SkillSoft’s ADSs (the “Agreement”). Under the Agreement, SkillSoft is entitled to purchase SkillSoft’s ADSs directly, or to nominate, in addition to CBT (Technology) Limited and SkillSoft Finance Limited, other subsidiaries to become entitled to purchase SkillSoft’s ADSs (each such subsidiary, CBT (Technology) Limited and SkillSoft Finance Limited, a “Purchasing Subsidiary”, and collectively, the “Purchasing Subsidiaries”). SkillSoft Corporation was nominated as a Purchasing Subsidiary on April 16, 2008. By approving the Agreement, SkillSoft’s shareholders provided SkillSoft’s Board of Directors and the board of directors of CBT (Technology) Limited, SkillSoft Finance Limited and each of the subsidiaries nominated by SkillSoft with the flexibility to respond quickly in making decisions to purchase SkillSoft’s ADSs without incurring undue delay or expense in order to seek shareholder approval prior to each share purchase. The Agreement provides that the maximum number of ADSs representing ordinary shares of SkillSoft available for purchase shall be 10,000,000 and the authority for making purchases under the Agreement shall endure until October 7, 2009. As of April 30, 2008, 1,211,900 ADSs representing 1,211,900 of SkillSoft’s ordinary shares have been repurchased under the Agreement, leaving 8,788,100 shares available for repurchase under the Agreement subsequent to April 30, 2008.

The Board of Directors of SkillSoft is now proposing that an amendment to the Agreement (the “Amendment” and together with the Agreement, the “Amended Agreement”) be entered into among SkillSoft, CBT (Technology) Limited, SkillSoft Finance Limited, SkillSoft Corporation and Credit Suisse, which Amendment shall provide that the maximum number of ADSs representing ordinary shares of SkillSoft available for purchase under the Agreement shall be increased from 10,000,000 ADSs representing ordinary shares to 25,000,000 ADSs representing ordinary shares and the authority for making purchases under the Amended Agreement shall endure until March 23, 2010. All other terms of the Agreement shall remain unchanged.

Proposal Four Vote Required

The affirmative vote of the holders of three-fourths of the ordinary shares represented, in person or by proxy, and voting on the proposal at the Annual General Meeting is required to approve the Amendment. Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL FOUR

Summary of the Amended Agreement

From time to time, the Board of Directors of SkillSoft (or a committee appointed by the Board of Directors constituted for that purpose), and/or the board of directors of one or more of the Purchasing Subsidiaries (or a committee of such board constituted for such purpose), may consider the purchase of ADSs (representing SkillSoft’s ordinary shares) to be beneficial to SkillSoft, its shareholders and, in the case of a purchase by a Purchasing Subsidiary, that Purchasing Subsidiary, and a means of seeking to enhance shareholder value. In making such decisions, SkillSoft’s Board of Directors (or a committee as the case may be), and, in the case of a purchase by a Purchasing Subsidiary, the board of directors of that subsidiary (or a committee as the case may be), take into account various factors including the trading price of SkillSoft’s ADSs, the Board of Directors’ assessment of

SkillSoft’s business and prospects, the cash position and cash needs of the company making the purchase, and any restrictions under Irish law or under loan or other agreements of SkillSoft and its subsidiaries.

The Companies Act, 1990 of Ireland, as amended (the “1990 Act”) prohibits: (i) an Irish incorporated limited company from purchasing its own shares unless such purchases are made pursuant to either (1) market purchases or (2) off-market purchases made under a contract (contingent or otherwise) authorized in advance by a special resolution of the shareholders of the company; and (ii) a subsidiary of an Irish incorporated company from being a member of that holding company or from purchasing shares in that holding company unless such purchases are made pursuant to either (1) market purchases; or (2) off-market purchases made under a contract (contingent or otherwise) authorized in advance by a special resolution of the shareholders of both the subsidiary company and the holding company.

For Irish law purposes, market purchases are deemed to be made only through purchases on the Irish Stock Exchange. Since the securities of SkillSoft are publicly traded only on the NASDAQ Global Select Market and not the Irish Stock Exchange, the shares of SkillSoft cannot be purchased by SkillSoft and/or by any or all of the Purchasing Subsidiaries pursuant to market purchases but rather only through such shareholder approved off-market purchases.

Irish law only permits: (1) an Irish incorporated company to purchase its own shares only out of profits available for distribution to its members or the proceeds of a fresh issue of shares; and (2) a subsidiary company to purchase shares in its holding company out of profits available for distribution to the subsidiary company’s members.

Under the terms of the Amended Agreement, if approved, and in accordance with the requirements of Rule 10b-18 promulgated under the Exchange Act, SkillSoft and/or any or all of the Purchasing Subsidiaries may at any time and from time to time during the term of the Amended Agreement, request Credit Suisse to purchase on the NASDAQ Global Select Market or in privately negotiated transactions up to an aggregate of 25,000,000 outstanding ADSs (representing 25,000,000 outstanding ordinary shares of SkillSoft) at a per share purchase price which complies with the requirements of Rule 10b-18 and to sell such securities to the company making such request at the price at which Credit Suisse purchased them. Any such purchases of ADSs may only be made by SkillSoft and/or by any or all of the Purchasing Subsidiaries out of its own distributable profits.

Certain of SkillSoft’s subsidiaries currently have profits available for distribution. SkillSoft previously had no profits available for distribution and could not effect the repurchase of its shares directly at the time its shareholders approved the Agreement in April 2008. By special resolution passed at the Annual General Meeting of SkillSoft on September 27, 2007, SkillSoft’s shareholders approved, subject to the confirmation of the High Court of Ireland (the “High Court”), a reduction of SkillSoft’s share capital by the cancellation of the whole amount standing to the credit of SkillSoft’s share premium account as of the date of the Annual General Meeting (or such other portion as approved by the High Court) (the “Share Capital Reduction”). The purpose of the Share Capital Reduction was to eliminate SkillSoft’s accumulated deficit and (subject to any limitations and conditions imposed by the High Court) create profits available for distribution, which, along with profits available for distribution of SkillSoft’s subsidiaries, could be applied by SkillSoft in implementing a share repurchase program. SkillSoft made an application to the High Court on the basis that, subject to any limitations or conditions that might be imposed by the High Court, the surplus “created” (i.e., the surplus of the share premium account over the accumulated deficit) would be considered a profit available for distribution by SkillSoft and accordingly, would be available for application in a share repurchase program implemented in accordance with the 1990 Act. In May 2008, SkillSoft received an order of the High Court pursuant to this application confirming the reduction of the share capital of SkillSoft by the cancellation of $684,750,000 from its share premium account, representing the entirety of the share premium account of SkillSoft as of September 27, 2007, the date of SkillSoft’s 2007 Annual General Meeting. As a result, SkillSoft now has the ability to effect the repurchase of its shares directly in addition to repurchases that may be made by SkillSoft’s subsidiaries.

Repurchases by SkillSoft or its subsidiaries under the Amended Agreement will be subject to certain limitations and restrictions contained in a credit agreement among SkillSoft, its subsidiary, SkillSoft Corporation, and Credit Suisse, Keybank National Association, Silicon Valley Bank and the lenders party thereto, entered into on May 14, 2007, as amended July 7, 2008 (the “Credit Agreement”). Pursuant to the Credit Agreement, so long as there is no event of default, SkillSoft and any subsidiary of SkillSoft may repurchase shares in SkillSoft provided that (i) the leverage ratio shall be no greater than 2.75:1.0 as of the most recently completed fiscal quarter ending prior to the date of such repurchase and (ii) the aggregate payment made in connection with the repurchase, together with the aggregate amount of dividends to SkillSoft’s shareholders and distributions made by SkillSoft Corporation to SkillSoft to permit SkillSoft to make such dividends, repurchase its shares, or make certain other payments to employees of SkillSoft or its subsidiaries in any fiscal year shall not exceed an amount equal to the sum of 50% of excess cash flow (as defined in the Credit Agreement) for the immediately preceeding fiscal year (the “Base Amount”) plus the unused portion of any Base Amount from prior fiscal years. In addition, SkillSoft and its subsidiaries may make additional repurchases of SkillSoft shares, so long as there is no event of default and provided that (i) the leverage ratio shall be no greater than 2.75:1.0 as of the most recently completed fiscal quarter ending prior to the date of such repurchase and (ii) that SkillSoft make a prepayment of the term loan under the Credit Agreement in an amount equal to the dollar amount of any such repurchase. Such term loan prepayments will not, however, be required in connection with the first $24,000,000 of repurchases made from and after July 7, 2008.

In the event that there is any consolidation or sub division of ordinary shares or a bonus issue or scrip dividend of ordinary shares by SkillSoft (a “Share Adjustment”) during the term of the Amended Agreement then in such event the repurchase limit of 25,000,000 outstanding ADSs (representing 25,000,000 outstanding ordinary shares of SkillSoft) referred to in the Amended Agreement shall be adjusted so that the new number of ADSs (representing ordinary shares) shall be determined as follows: 25,000,000 multiplied by the quotient arrived at by dividing the total number of ordinary shares in the capital of SkillSoft in issue immediately after the Share Adjustment by the number of such shares in issue immediately before the Share Adjustment.

Under Section 213 of the 1990 Act, a special resolution of the Members cannot be effected to authorize a share purchase proposal if any member holding shares to which the share purchase proposal relates votes such shares in favor of the share purchase proposal and the resolution would not have been passed if such members had not done so. At the date of the Annual General Meeting, SkillSoft and the Purchasing Subsidiaries will be unable to determine the exact number of ADSs that will be purchased by SkillSoft and/or the Purchasing Subsidiaries, pursuant to the Amended Agreement, or holders of such ADSs, and therefore cannot exclude the holders of such shares from voting on the share purchase proposal. Because of this uncertainty, even if the share purchase amendment proposal is approved by the requisite vote of SkillSoft’s shareholders, the maximum number of ADSs which SkillSoft and the Purchasing Subsidiaries may actually purchase under the Amended Agreement will be reduced to an amount equal to the total number of “excess votes” cast in favor of the share purchase proposal if such amount is less than the figure of 25,000,000 ADSs. For this purpose, the “excess votes” are the total number of votes actually cast in favor of the proposal in excess of the total number of votes required to be cast to approve such proposal (i.e. 75% of the votes cast).

Under the terms of the Amended Agreement, SkillSoft or any Purchasing Subsidiary effecting the purchase agrees to pay a commission to Credit Suisse, which shall not in any event exceed $0.05 per ADS purchased. The Amended Agreement will terminate on March 23, 2010 and will be governed by the laws of the State of New York.

As required by Section 213 of the 1990 Act, a copy of the Agreement and the Amendment will be made available for inspection by the Members at the registered office of SkillSoft for the 21 days immediately preceding the date of the Annual General Meeting and at the Annual General Meeting itself.

All ordinary shares (represented by ADSs) purchased by SkillSoft pursuant to the Amended Agreement shall at the option of SkillSoft’s Board of Directors be either cancelled upon their purchase and in such case SkillSoft will instruct the custodian, BNY (Nominees) Limited, to cancel the underlying ordinary share certificates or alternatively shall be held as treasury shares. Under the 1990 Act, treasury shares (including shares in a company held by its subsidiaries) cannot exceed 10% of the issued share capital of a company. As of April 30, 2008, CBT Technology Limited held 7,129,484 ADSs representing ordinary shares in the capital of SkillSoft, which constituted approximately 6% of the issued share capital of SkillSoft as of such date, SkillSoft Finance Limited held 404,400 ADSs representing ordinary shares in the capital of SkillSoft, which constituted approximately 0.4% of the issued share capital of SkillSoft as of such date and SkillSoft Corporation held 211,900 ADSs representing ordinary shares in the capital of SkillSoft, which constituted approximately 0.2% of the issued share capital of SkillSoft as of such date.

Where ordinary shares (represented by ADSs) purchased by SkillSoft pursuant to the Amended Agreement are cancelled, the amount of SkillSoft’s outstanding share capital shall be reduced by the nominal value of the shares cancelled. Such cancellation shall not reduce the amount of SkillSoft’s authorized share capital. Where the ordinary shares (represented by ADSs) so purchased by SkillSoft are held as treasury shares, SkillSoft shall not be permitted to exercise any voting rights or receive any dividend or other payment in respect of those shares. Treasury shares shall not be shown in the balance sheet of SkillSoft as an asset and the profits available for distribution shall be restricted by the cost of the purchase of those shares.

All ordinary shares (represented by ADSs) purchased by any Purchasing Subsidiary pursuant to the Amended Agreement shall, for the purposes of the consolidated accounts prepared by SkillSoft, be treated in the same manner as treasury shares, the Purchasing Subsidiary shall not be entitled to exercise any voting rights in respect of any such shares and the profits of such Purchasing Subsidiary available for distribution will be restricted by an amount equal to the total cost of such shares for so long as such shares are held by such subsidiary.

Although it is the intention of SkillSoft and the Purchasing Subsidiaries (subject to the approval of their respective boards of directors and shareholders) to purchase shares if the shareholders approve this resolution, there is no assurance that SkillSoft and/or any or all of the Purchasing Subsidiaries will, in fact, make any share purchases or that they will purchase all of the 25,000,000 ordinary shares (represented by ADSs) referred to in this proposal.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC, initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish SkillSoft with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such filings by our directors and executive officers and 10% shareholders or written representations from certain of those persons, we believe that all filings required to be made by those persons during the fiscal year ended January 31, 2008 were timely made.

Other Business

The Board of Directors knows of no other business which will be presented for consideration at the Annual General Meeting other than the proposals described above. However, if any other business is properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares covered by such proxy, to the extent permitted by the SEC’s proxy rules, in accordance with their best judgment on such matters.

Shareholder Proposals To Be Presented at the 2009 Annual General Meeting

Proposals of our shareholders that are intended for possible inclusion in the proxy statement and form of proxy relating to our 2009 Annual General Meeting must satisfy the conditions established by the SEC for such proposals and must be received at our U.S. headquarters located at 107 Northeastern Boulevard, Nashua, New Hampshire 03062 no later than [April 10, 2009] or, if we change the date of the 2009 Annual General Meeting by more than 30 days from the 2008 Annual General Meeting, a reasonable time before we mail our proxy materials for the 2009 Annual General Meeting.

If matters which shareholders wish to present for action at the 2009 Annual General Meeting (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act) are not received by us by [June 24, 2009] or, if we change the date of the 2009 Annual General Meeting by more than 30 days from the corresponding date of the 2008 Annual General Meeting, a reasonable time before we mail our proxy materials, the proxies that management solicits for the meeting will have discretionary authority to vote on the shareholder’s proposal if it is properly brought before the meeting.

Important Notice Regarding Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders are participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or phone number: SkillSoft Public Limited Company, 107 Northeastern Boulevard, Nashua, NH 03062 (603-324-3000). If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors,

Charles E. Moran
Chairman and Chief Executive Officer

[August 4], 2008

The Board of Directors hopes that Members will attend the meeting. Whether or not you plan to attend, you are urged to complete and return your proxy. Your prompt response will greatly facilitate arrangements for the meeting and your cooperation is appreciated. Members who attend the meeting may vote their shares personally even though they have sent in their proxies.

Appendix A
SKILLSOFT PUBLIC LIMITED COMPANY (“SkillSoft”)
THIS PROXY FOR THE ANNUAL GENERAL MEETING IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned Member of SkillSoft, a public limited company incorporated under the laws of Ireland, hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and proxy statement, dated [August 4], 2008 and hereby appoints Ferdinand von Prondzynski and Jennifer M. Caldwell, and each of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at SkillSoft’s Annual General Meeting to be held at 8.30 a.m. on September 24, 2008 at the offices of Maples and Calder, Solicitors, 75 St. Stephens Green, Dublin 2, Ireland, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof and in their discretion upon such other matters as may properly come before the Annual General Meeting, including for the avoidance of doubt, any proposal to adjourn all or any matters proposed for consideration at the meeting.
NOTES:
1. A proxy may (i) vote on a show of hands or on a poll, (ii) demand or join in demanding a poll and (iii) speak at the Annual General Meeting.
2. In the case of a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized.
3. In the case of joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. The vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members of SkillSoft in respect of the joint holding.
4. To be effective, the proxy form and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority must be deposited with SkillSoft’s Registrars, Computershare Investor Services (Ireland) Limited, P.O. Box 954, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not less than 48 hours before the time appointed for the holding of the Annual General Meeting (i.e. 8:30 am on September 22, 2008) or adjourned Annual General Meeting. In the event that the Annual General Meeting is adjourned to a date that is less than seven days after the date of the Annual General Meeting, the proxy form and the power of attorney or other authority may be deposited with SkillSoft’s Secretary at the commencement of the adjourned meeting.
5. Any alterations made to this proxy form should be initialed.
6. On a poll a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY IN THE ENVELOPE PROVIDED.
x	PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED,

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     WILL BE VOTED “FOR” PROPOSALS 1 TO 4 SET FORTH BELOW AND AS SAID PROXIES DEEM APPROPRIATE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE		For	Against	Abstain
“FOR” EACH OF THE FOLLOWING PROPOSALS:

1.	To receive and consider the consolidated financial statements of SkillSoft for the financial year ended January 31, 2008 and the Report of the Directors and Auditor thereon.	☐	☐	☐

2(A).	To re-elect as a director Mr. Charles E. Moran who retires by rotation.	☐	☐	☐

2(B).	To re-elect as a director Dr. Ferdinand von Prondzynski who retires by rotation.	☐	☐	☐

3.	To authorize the Audit Committee to fix the remuneration of SkillSoft’s auditor for the fiscal year ending January 31, 2009.	☐	☐	☐

4.	To approve the terms of a proposed amendment to the share purchase agreement among SkillSoft Public Limited Company, CBT (Technology) Limited, SkillSoft Finance Limited, SkillSoft Corporation and Credit Suisse Securities (USA) LLC to be entered into by the said parties and renewal of authority.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING		☐	MARK HERE, AND INDICATE BELOW, FOR A CHANGE OF ADDRESS	☐
     Please sign exactly as name appears below. When shares are held by joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized. If a partnership, please sign in partnership name by an authorized person.

Date:	, 2008	Date:	, 2008

Signature:		Signature:

(Print Name):		(Print Name):

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